POLAROID HOLDING COMPANY

                               TABLE OF CONTENTS


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Item 1.        Business........................................................................................   2
Item 2.        Financial Information...........................................................................   7
Item 3.        Properties......................................................................................  26
Item 4.        Security Ownership of Certain Beneficial Owners and Management..................................  28
Item 5.        Directors and Executive Officers................................................................  29
Item 6.        Executive Compensation..........................................................................  32
Item 7.        Certain Relationships and Related Transactions..................................................  35
Item 8.        Legal Proceedings...............................................................................  38
Item 9.        Market Price of and Dividends on the Company's Common Equity and Related Stockholder Matters....  39
Item 10.       Recent Sales of Unregistered Securities.........................................................  39
Item 11.       Description of the Company's Securities.........................................................  39
Item 12.       Indemnification of Officers and Directors.......................................................  43
Item 13.       Financial Statements and Supplementary Data.....................................................  44
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ITEM 1. BUSINESS

The information in this report gives effect to a ten (10) for one (1) stock split of each outstanding share of Polaroid Holding Company's Common Stock and Preferred Stock that took effect on July 24, 2003.

BACKGROUND

         Polaroid Holding Company, formerly known as OEP Imaging Corporation ("Holding"), together with its consolidated subsidiaries, including Polaroid Corporation ("Polaroid"), formerly known as OEP Imaging Operating Corporation (collectively, the "Company"), is a leading instant photography company. Prior to August 2002, the business of the Company was conducted by Primary PDC, Inc., ("Primary") formerly known as Polaroid Corporation, and its subsidiaries. On October 12, 2001, Primary and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code ("Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court"). On July 31, 2002, in a sale transaction approved by an order of the U.S. Bankruptcy Court pursuant to, among other sections, Section 363 of the Bankruptcy Code (the "Transaction"), the Company, through certain of its subsidiaries, acquired substantially all of the domestic assets and businesses of Primary and its domestic subsidiaries and the capital stock of its foreign subsidiaries. Pursuant to the Transaction, the Company also assumed certain of the liabilities and obligations of Primary and its domestic subsidiaries.

         Holding was formed in 2002 as a Delaware corporation for the purpose of completing the Transaction. Holding's principal office is located at 1265 Main Street, Waltham, Massachusetts 02451. The Company's website is located at www.polaroid.com. The information on the Company's website is not part of this report.

THE TRANSACTION

         The total purchase price for the Transaction consisted of cash consideration of $255 million adjusted for approximately $58 million of cash payments made by Primary prior to or at the closing. The Company also recorded liabilities of approximately $224 million related to the Transaction. In addition, at the closing of the Transaction, Holding issued to Primary 10,769,230 shares of 30,769,230 then outstanding shares of its Common Stock, par value $0.001 per share (the "Common Stock"), and 312,300 shares of the 892,300 then outstanding shares of its Series A 8.0% Cumulative Compounding Preferred Stock, par value $0.001 per share (the "Preferred Stock"). The stock issued to Primary represented a 35% interest in Holding. Refer to Note 1 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data for more information on the Transaction.

BUSINESS

NATURE OF OPERATIONS

         The Company designs, develops, manufactures, and markets instant and digital imaging products and related products. The Company's principal products are instant cameras and instant film, which are marketed worldwide. The Company's other products and services consist of eyewear, principally sunglasses, and secure identification systems for commercial applications. The Company is currently developing and test marketing hardware and media with applications in the instant digital printing market.

         The Company sells its products directly to and through mass merchandisers; food, drug, discount and department stores; photo retail and specialty stores; wholesalers; original equipment manufacturers ("OEMs"); independent agents; retail outlets; and distributors. It also licenses its brand and technology to third parties.

BUSINESS STRATEGY

         The Company's strategy is to revitalize its instant photography business, align its research and development to focus on the changing needs in the marketplace, and pursue business development opportunities to complement its products, technology and expertise. The market for instant photography cameras and film has been experiencing declining demand in recent years due to the impact of digital products and other media formats that compete with these products. This declining demand continues to have a negative impact on the net sales of the Company's instant camera and film products.

         The Company seeks new ways to enhance its instant photography business. To accomplish this, the Company plans to pursue opportunities to penetrate incremental markets and expand retail shelf space; develop new products; and support existing products with new advertising, promotion and public relations programs.

         The Company plans to develop and commercialize digital imaging and printing products for its customers by utilizing both its research and development expertise and external technology resources. In response to a customer-driven market, the Company plans to develop instant digital printing services and solutions that print digital images easily, quickly, conveniently and affordably.

         The Company seeks to identify and secure business partnerships and alliances to support its products and services, extend its markets, and build upon its research and development initiatives. These efforts include the Company's brand and technology licensing activity and OEM opportunities.

PRINCIPAL PRODUCTS AND TECHNOLOGY

PHOTOGRAPHY

         The Company's instant photography products consist of instant cameras and film in a variety of styles and formats. Instant cameras and film accounted for approximately 90% of the Company's net sales for the five-month period ending December 31, 2002. Refer to segment information in Note 15 in Item 13. Financial Statements and Supplementary Data for more information. The larger format instant camera and film products consist primarily of:

         o the 600 series of instant cameras and film, including the new Polaroid One instant camera;

         o        the Spectra series of instant cameras and film;

         o Studio 125i and Type 690 commercial film, a new peel-apart instant film that produces quality images under varying conditions; and

         o other instant film formats used primarily for commercial applications.

         The instant camera and film products in the medium and smaller instant formats consist primarily of:

         o        the JoyCam; and

         o        the Polaroid i-Zone.

         The larger format products have had higher margins than the medium and smaller formats. Sales of the medium and smaller instant formats account for substantially less revenue than the larger format.

INSTANT DIGITAL PRINTING AND OTHER TECHNOLOGIES

         The Company believes there will be continued growth in the creation and communication of digital images in the next few years and intends to focus selectively on this emerging trend. The Company is exploring digital printing applications that may be suitable for home, retail, commercial and mobile markets.

POLAROID BRAND LICENSING

         The Polaroid brand is recognized and respected worldwide, providing a strong foundation for the Company's licensing strategy based on both enhancing the reputation of the brand and generating income. Brand licensing also offers opportunities to extend the Company's distribution in multiple business markets.

TECHNOLOGY LICENSING AND OTHER BUSINESS DEVELOPMENTS

         Technology licensing generates revenue from the Company's extensive portfolio of patents and trade secrets. Many technologies not used in the Company's businesses are available for licensing; others are used in its businesses but are available for licensing in other areas. The Company is exploring commercializing these technologies as well.

OTHER PRODUCTS

         The Company also designs, manufactures and sells a variety of other products and services, including eyewear, principally sunglasses, and secure identification systems for commercial applications. In addition, the Company performs contract manufacturing for third parties.

REGIONAL SALES AND MARKETING OPERATIONS

         In each sales and marketing region, the Company has two principal markets for its traditional products, consumer photography and commercial photography. While the products are similar worldwide, the mix between consumer and commercial photography varies by region and country. Because of this, the Company develops regional marketing strategies. This permits the Company's management in each region the opportunity to develop advertising and promotional programs, organize its distribution structure, target its communications, and tailor its product portfolio to meet the needs of the marketplace. Regional management of the sales and marketing functions enables the Company to deliver products to its customers in a cost-effective manner. Refer to Note 15 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data below for more information on the Company's segments.

COMPETITION

         The Company operates in the worldwide instant photography market, which is highly competitive in design, product performance, quality, service and price. Instant silver-halide, conventional 35mm and digital imaging products manufactured by others compete with the Company's products. The Company has competitors worldwide, including large global corporations, many of which have greater resources than the Company. The Company also faces competition from local and regional companies, which may be more specialized than the Company. In the instant photography market, the Company faces direct competition from Fuji Photo Film Co., Ltd. ("Fuji"), which sells instant photography products in Japan, Europe and Canada. Fuji recently announced plans to expand distribution into the United States later this year. In the digital imaging market, the Company faces competition from Eastman Kodak Company, Fuji, Hewlett-Packard Company, Canon U.S.A., Inc., Sony Corporation, Epson America, Inc. and others.

CUSTOMERS

         In the United States, the Company sells its products to a variety of customers (see "Nature of Operations" above). Internationally, products are sold to a variety of customers and unaffiliated distributors primarily through a direct sales force.

         Sales to one customer, Wal-Mart Stores, Inc., accounted for approximately 13% of the Company's worldwide net sales in the August to December 2002 period. Substantially all of the sales to Wal-Mart Stores, Inc. occurred in the Americas Region. No other customer accounted for more than 10% of the Company's total net sales in the five-month period ended December 31, 2002. Refer to Note 15 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data for more information.

MANUFACTURING

         The Company manufactures its instant film and certain cameras. For other products, it uses third-party manufacturers. The Company's products, whether manufactured in-house or by third parties, are shipped primarily from facilities in the United States and The Netherlands. Product sourcing decisions are made on a worldwide basis to optimize cost and customer service.

         The Company has manufacturing sites located in Waltham, Norwood, and New Bedford, Massachusetts; Dumbarton, Scotland; Enschede, The Netherlands; Queretaro, Mexico; and Shanghai, China. The Company believes that the capacity of its manufacturing facilities is sufficient to meet the current demand for its products. The Company performs the final assembly of cameras at its facilities in Scotland and China or contracts with third parties who manufacture cameras to the Company's design specifications. All of the Company's premises are in good repair, and its machinery and equipment are maintained in good operating condition. Refer to Item 3. Properties below for more information.

         The manufacture of instant film is a vertically integrated process that has two major steps: the production of photographic materials, principally photographic negatives; and the assembly of film packs. The Company makes photographic negatives by purchasing and producing custom chemicals and coating them on the film sheets using proprietary technology. In addition, most of the Company's instant integral films use batteries that it manufactures. The Company conducts these non-assembly processes in the United States because the production is capital intensive, the manufacturing processes use proprietary technology, and the process of coating film requires clean and controlled conditions. By contrast, the assembly of film packs is highly mechanized and occurs in The Netherlands, Scotland and Mexico, as well as the United States.

         In addition, the Company manufactures some digital imaging products in Scotland. It purchases other digital imaging products from original equipment and other manufacturers.

RESEARCH AND DEVELOPMENT

         The Company conducts research and development to create value through technology with multiple applications. It builds on this technology base to develop and introduce new products each year. The Company focuses research, engineering and development on selected, commercially oriented applications.

         The most significant research and development resources are dedicated to instant digital printing solutions and services. These products will be based on instant digital printing technology that utilizes the Company's instant media technology, and its expertise in image color science, chemical delivery systems, and image software.

RAW MATERIALS, SUPPLIES AND CONTRACT MANUFACTURING

         The Company uses a variety of raw materials and supplies in the manufacture of its products, including chemicals, polyester film base, specialty papers and electronic components. It purchases these products from third-party suppliers, except for a few self-manufactured raw materials used in low volumes. The Company believes these raw materials and supplies will continue to be available in sufficient quantities to meet the current demand for its products. The Company is dependent on some sole source suppliers for certain finished goods and components, some of which are critical to the manufacture of instant film.

EMPLOYEES

         As of December 31, 2002, the Company had approximately 3,700 employees and approximately 100 temporary workers. Approximately two-thirds of the Company's employees are in manufacturing operations.

ENVIRONMENTAL COMPLIANCE

         The Company's environmental compliance is primarily associated with its manufacturing and logistics, and research and development operations. It expects approximately 3% of its projected capital spending in 2003 to be related to environmental projects. The Company believes that these expenditures have not had and will not have a material adverse effect on its financial condition or results of operations.

SEGMENTS

         The Company's reportable segments are: the Americas Region; the International Region; Global Manufacturing; and Research and Development ("R&D"). It also has an "All Other" segment that includes: the eyewear business; the commercial secure identification systems business; brand and technology licensing operations; and contract manufacturing. The Americas Region consists of sales, marketing and distribution operations in the United States of America and other countries in North and South America. The International Region consists of sales, marketing and distribution operations outside the Americas Region. Global Manufacturing includes worldwide activities associated with manufacturing, procurement, developing manufacturing processes for new products, and inventory management. R&D consists of the Company's research and development activities.

         The Company has one category called Corporate, which is not classified as a segment. This category includes: central marketing; centralized information systems; general and administrative functions; worldwide finished goods planning activities; and certain other corporate functions. The Corporate category also includes costs related to restructuring activities, certain incentive compensation costs and certain other non-operating items. For more information regarding the net sales, profit/(loss) from operations and total assets of each of the segments and net sales and long-lived assets by geographic area, refer to Note 15 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data.

FORWARD-LOOKING STATEMENTS

         This discussion contains forward-looking statements relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company. These statements include, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. Refer to "Factors That May Affect Future Results or the Value of Common and Preferred Stock" in
Item 2. Financial Information for a discussion of these and other factors affecting the Company's business.

ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

         THE FINANCIAL STATEMENTS CONTAINED HEREIN ARE PRELIMINARY, DRAFT FINANCIAL STATEMENTS, HAVE NOT BEEN AUDITED, ARE UNDER REVIEW AND ARE SUBJECT TO FURTHER REVISION. THESE REVISIONS MAY BE MATERIAL. NO REPRESENTATIONS CAN THEREFORE BE MADE REGARDING THE ACCURACY OF THESE FINANCIAL STATEMENTS. READERS SHOULD THEREFORE NOT PLACE ANY RELIANCE ON THESE FINANCIAL STATEMENTS OR ON ANY INFORMATION CONTAINED HEREIN THAT IS DERIVED FROM THESE FINANCIAL STATEMENTS, SUCH AS IS INCLUDED IN THE SECTION ENTITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION."

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               Polaroid Holding Company and Subsidiary Companies

                            Selected Financial Data

                               (draft unaudited)


                                                                           PERIOD FROM
                                                                             INCEPTION        THREE MONTH          SIX MONTH
                                                                       (SEE NOTE 1) TO       PERIOD ENDED       PERIOD ENDED
                                                                          DECEMBER 31,           JUNE 29,           JUNE 29,
                                                                                  2002               2003               2003

                                                                                          (DOLLARS IN MILLIONS,
                                                                                          EXCEPT PER SHARE DATA)
Consolidated Statement of Earnings
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NET SALES...........................................................            $363.9             $195.8             $378.8
  Cost of goods sold................................................             213.3               96.4              188.9
  Marketing, research, engineering and administrative expenses......             120.9               68.6              135.7
  Restructuring and other...........................................               5.1                1.1                1.6

TOTAL COSTS.........................................................             339.3              166.1              326.2

PROFIT FROM OPERATIONS..............................................              24.6               29.7               52.6
  Other expense, net................................................               0.6                3.9                1.2
  Interest expense..................................................               1.9                0.8                1.8

EARNINGS BEFORE INCOME TAX EXPENSE..................................              22.1               25.0               49.6
  Federal, state and foreign income tax expense.....................               6.9                8.5               16.9

EARNINGS BEFORE EXTRAORDINARY ITEM..................................              15.2               16.5               32.7


                                                                                 122.6                 --                 --
Extraordinary gain..................................................

NET EARNINGS........................................................            $137.8              $16.5              $32.7


                                                                                 $0.39              $0.47              $0.94
Basic earnings per common share before extraordinary item...........
Basic earnings per common share.....................................             $4.38              $0.47              $0.94
Diluted earnings per common share before extraordinary item.........             $0.39              $0.46              $0.93
Diluted earnings per common share...................................             $4.38              $0.46              $0.93
Cash dividends per common share.....................................                --                 --                 --
Weighted average number of common shares used for basic earnings per            30,769             30,769             30,769
  common shares (in thousands)......................................
Weighted average number of common shares used for diluted earnings              30,769             31,487             31,274
  per common share (in thousands)...................................
Common shares outstanding at end of period (in thousands)...........            30,769             34,656             34,656
OTHER STATISTICAL DATA:
Additions to property, plant and equipment..........................             $10.4               $4.7               $8.2
Depreciation........................................................              $0.1               $0.3               $0.6
Payroll and benefits................................................            $107.1              $57.4             $118.8



                                                                                           AT                 AT
                                                                                  DECEMBER 31,           JUNE 29,
                                                                                          2002               2003

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SELECTED BALANCE SHEET INFORMATION
Working capital.....................................................                    $217.4             $252.4
Net property, plant and equipment...................................                      10.3               17.5
Total assets........................................................                     518.1              534.9
Preferred Stock.....................................................                      89.2               89.2
Common stockholders' equity.........................................                     144.7              187.3
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

         THE INFORMATION CONTAINED IN THIS SECTION IS DERIVED FROM FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS REPORT. THESE FINANCIAL STATEMENTS ARE PRELIMINARY, DRAFT FINANCIAL STATEMENTS, HAVE NOT BEEN AUDITED, ARE UNDER REVIEW AND ARE SUBJECT TO FURTHER REVISION. THESE REVISIONS MAY BE MATERIAL. NO REPRESENTATIONS CAN THEREFORE BE MADE REGARDING THE ACCURACY OF THESE FINANCIAL STATEMENTS. READERS SHOULD THEREFORE NOT PLACE ANY RELIANCE ON THESE FINANCIAL STATEMENTS OR ON ANY INFORMATION DERIVED FROM THESE FINANCIAL STATEMENTS, SUCH AS IS INCLUDED IN THIS SECTION.

         The Company designs, develops, manufactures, and markets instant and digital imaging products and related products. The Company's principal products are instant cameras and instant film, which are marketed worldwide. In addition to its principal products, the Company designs, develops, manufactures and /or markets photographic hardware accessories for the instant photography market. The Company's other products consist of eyewear, principally sunglasses, and secure identification systems for commercial applications. The Company is currently developing and test marketing hardware and media with applications in the instant digital printing market. The Company also licenses its brand and technology to third parties.

         The market for instant photography cameras and film has been experiencing declining demand in recent years due to the impact of digital products and other media formats that compete with these products. This declining demand continues to have a negative impact on the net sales of the Company's instant camera and film products.

         The Company was formed in March 2002 for the purpose of acquiring substantially all of the assets of Primary, including the stock of its foreign subsidiaries that were not part of the Chapter 11 filing by Primary. On July 31, 2002, the Company purchased substantially all of the assets of Primary and its domestic subsidiaries in a Section 363 asset sale that was approved by the U.S. Bankruptcy Court. The following discussion and analysis is of the financial information of the Company for the draft unaudited period from its Inception (refer to Note 1 to the draft unaudited financial statements contained in Item 13. Financial Statements and Supplementary Data) to December 31, 2002 and for the interim draft unaudited three and six month periods ended June 29, 2003.

OVERVIEW

         The following section should be read in conjunction with Item 1. Business; the section titled "Selected Financial Data" above; and Item 13. Financial Statements and Supplementary Data.

         The information in this discussion and specifically in the sections titled "Critical Accounting Estimates" and "Financial Liquidity and Capital Resources" contains certain forward-looking statements, all of which are based on the Company's current expectations. The Company's actual results may differ materially. For more information on the Company's risk factors, refer to the section titled "Factors that May Affect Future Results or the Value of Common and Preferred Stock" below.

ASSET PURCHASE TRANSACTION

         In the Transaction on July 31, 2002, the Company acquired substantially all of the domestic assets and businesses of Primary and its domestic subsidiaries and the capital stock of the foreign subsidiaries of Primary. On July 3, 2002, this purchase was approved by the U.S. Bankruptcy Court. For more information regarding the Transaction, refer to Item 1. Business above and Note 1 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data below.

GENERAL

         The Company's reportable segments are: the Americas Region; the International Region; Global Manufacturing; and R&D. The Company also has an All Other segment that includes: the eyewear business; the commercial secure identification systems business; brand and technology licensing operations; and contract manufacturing. The Americas Region consists of sales, marketing and distribution operations in the United States of America and other countries in North and South America. The International Region consists of sales, marketing and distribution operations outside the Americas Region. Global Manufacturing includes worldwide activities associated with manufacturing, procurement, developing manufacturing processes for new products, and inventory management. R&D consists of the Company's research and development activities.

         The Company has one category called Corporate, which is not classified as a segment. This category includes: central marketing; centralized information systems; general and administrative functions; worldwide finished goods planning activities; and certain other corporate functions. The Corporate category also includes costs related to restructuring activities, certain incentive compensation costs and certain other non-operating items. For more information regarding the Company's segments, refer to Note 15 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data below.

         The Company's senior management evaluates the performance of the segments based on profit from operations and asset management. In the regional sales and marketing segments, profit from operations is based on standard product costs excluding intercompany margins and therefore reflects contribution to worldwide Company profits from third-party sales. Non-standard manufacturing costs along with the cost of developing manufacturing processes for new products are reported in the Global Manufacturing segment. For the R&D segment, research and development costs are expensed as incurred. The financial results of each segment are reviewed by the Company's senior management.

         The Americas and International Regions are responsible for managing accounts receivable and for charges associated with reserves for slow moving and obsolete finished goods inventory. The Company manages and reports worldwide inventories, excluding the slow moving and obsolete finished goods inventories, centrally in Global Manufacturing.

         The Company's net sales are derived from its instant photography products, other products, and its brand and technology licensing operations. The instant photography products consist of instant camera and instant film products. These products include larger instant formats consisting primarily of the 600 and Spectra series of instant cameras and film and other instant film formats used primarily for commercial applications, and medium and smaller instant formats consisting primarily of JoyCam and Polaroid i-Zone instant cameras and film. Other products consist of eyewear, principally sunglasses, secure identification systems for commercial applications, and contract manufacturing for third parties.

CRITICAL ACCOUNTING ESTIMATES

         The methods, estimates and judgments the Company uses in applying its accounting policies have a significant impact on the results it reports in its financial statements. Some of the Company's accounting policies require it to make subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. The Company's most critical accounting estimates include: revenue recognition, which impacts gross margin; allowance for doubtful accounts, which impacts profit from operations; valuation of inventory, which impacts gross margin; and recognition and measurement of current and deferred income tax assets and liabilities, which impacts the Company's tax provision. Below, the Company discusses these policies further, as well as the estimates and judgments involved.

Revenue Recognition:

         The Company recognizes net sales when all of the following criteria have been met: evidence exists that the customer is bound to the transaction; the product has been shipped and title has passed to the customer; the sales price to the customer has been fixed or is determinable; and collectability of the sales price is reasonably assured. Provisions for estimated sales return and allowances, including the cost of warranties, are made at the time the products are sold. To arrive at net sales, the Company records reductions to net sales for the cost of programs offered to customers that include cash and volume discounts, price protection, promotional, cooperative and other advertising allowances, and other fees and coupons. The Company recognizes the liability for these programs at the time the related sales are recorded. The Company determines the cost of these programs based on the terms of the programs, estimates using its historical experience and internal and customer data. To the extent the actual experience differs from the estimates, adjustments to net sales could be recognized.

Allowance for Doubtful Accounts:

         The Company's allowance for doubtful accounts is reviewed on a regular basis and is based on a variety of factors including an analysis of the aging of its accounts receivable, a review of individual accounts receivable, historical bad debts and allowances, concentration by customer of accounts receivable, customer credit rating financial condition reviews, new information that becomes available on specific customers, economic trends and changes in customer payment terms. If circumstances related to specific customers were to change, the Company's estimates on the collectability of its accounts receivable could be adjusted.

Inventory:

         The Company's policy for valuation of inventory, including the determination of obsolete or excess inventory, requires it to estimate the future demand for its products within specific time horizons, generally one year or less. The estimates of future demand that the Company uses in the valuation of inventory are the basis for the Company's short-term manufacturing and procurement plans. If the demand forecast for specific products is greater than actual demand and the Company fails to reduce its manufacturing output and procurement accordingly, the Company could be required to record additional inventory reserves, which would have a negative impact on the Company's gross margin.

Income Taxes:

         In determining income for financial statement purposes, the Company must make certain estimates and judgments. These estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of its revenue and expense.

         The Company must assess the likelihood that it will be able to recover its deferred tax assets. Unless the recovery is more likely than not, the Company must increase its provision for taxes by recording a reserve, in the form of a valuation allowance, for the deferred tax assets that it estimates may not ultimately be recoverable. Should there be a change in the Company's ability to recover the remainder of its deferred tax assets, its tax provision would increase in the period in which it determined that the recovery is not probable.

         In addition, the calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes potential liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on the Company's estimate of the amount of these additional taxes and when they will be due. If the payment of these amounts ultimately proves to be unnecessary, the reversal of these liabilities would result in tax benefits being recognized in the period when the Company determined the liabilities are no longer necessary. If the Company's estimate of these tax liabilities proves to be less than the ultimate assessment, a further charge to tax expense would result.

CONSOLIDATED WORLDWIDE RESULTS FOR SECOND QUARTER OF 2003

         The Company's consolidated net sales and gross margin for the second quarter of 2003 were as follows:


                                                                        Q2
                                                                 2003(DOLLARS IN
                                                                    MILLIONS)

Net sales..........................................................    $196
Gross margin.......................................................      99
  % of Net sales...................................................   50.8%


         In the second quarter of 2003, consolidated total net sales were $196 million, consisting primarily of sales of instant film and, to a lesser degree, instant cameras. These net sales also include sales of other products such as eyewear and commercial ID along with revenues from contract manufacturing and brand and technology licensing. The net sales of instant cameras and film were negatively impacted by the customer demand for digital products and other media formats that compete with instant camera and film products and the weak economies worldwide.

         The Company had a gross margin of 50.8% in the second quarter of 2003. This margin was primarily the result of the mix of products sold in the second quarter of 2003 and includes the impact of the elimination of virtually all depreciation due to the Company's purchase accounting related to the Transaction and approximately $8 million of certain one-time benefits in manufacturing costs described below.

         SG&A expenses, excluding R&D segment expenses of $9 million, for the second quarter of 2003 were $60 million. These expenses reflect the impact of restructuring programs, as described below, and essentially no depreciation expense in the second quarter of 2003 due to impact of the Company's purchase accounting related to the Transaction. The majority of the Company's SG&A expenses were recorded in the Americas and International Region segments with the remainder recorded primarily in the non-segment Corporate category. In the second quarter of 2003, the Company recognized restructuring and other charges of approximately $1 million related to severance charges.

         The restructuring programs implemented by the Company in 2002 affected the cost and expense levels in 2003. The Company expects the savings from the restructuring charges it recognized in December 2002 and the first six months of 2003 to be approximately $14 million on an annualized basis. Refer to Note 4 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data for more information on the restructuring programs of the Company.

         The gross margin and expenses discussed above resulted in profit from operations of $30 million in the second quarter of 2003. The net of other income and expense in the second quarter of 2003 was an expense of $4 million, primarily consisting of foreign exchange translation losses.

         Interest expense was $1 million in the second quarter of 2003. Refer to the section titled "Financial Liquidity and Capital Resources" below and
Note 8 of the draft unaudited consolidated financial statements contained in
Item 13. Financial Statements and Supplementary Data for more information on the Company's borrowings.

         Income tax expense was $8 million, or approximately 34%, on reported earnings before income taxes of $25 million in the second quarter of 2003.

         In the second quarter of 2003, the Company's net earnings were $17 million and basic and diluted earnings per common share were $0.47 and $0.46, respectively. Refer to Note 2 of the interim draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data.

Americas Region

         The net sales and profit from operations for the Americas Region for the second quarter of 2003, were as follows:


                                                                   Q2
                                                           2003(IN MILLIONS)

Net sales.................................................        $112
Profit from operations....................................          42


         Net sales in the Americas Region were $112 million in the second quarter of 2003, consisting primarily of the net sales of instant film and, to a lesser degree, instant cameras. Customer demand for digital products and other media formats that compete with instant camera and film products and the weak economies in the Region negatively impacted the Company's sales in the second quarter of 2003.

         Profit from operations in the Americas Region for the second quarter of 2003 was $42 million. The operating profit in the second quarter of 2003 was primarily related to the margin impact from the mix of products sold in the second quarter of 2003 offset, in part, by selling and administrative expenses, which include the impact from restructuring.

International Region

         The net sales and profit from operations for the International Region for the second quarter of 2003 were as follows:


                                                             Q2
                                                     2003(IN MILLIONS)

Net sales............................................................$63
Profit from operations............................................... 17


         Net sales in the International Region were $63 million in the second quarter of 2003, consisting primarily of net sales of instant film and, to a lesser degree, instant cameras. These sales were negatively impacted by the customer demand for digital products and other media formats that compete with instant camera and film products and the weak economies in the Region.

         Profit from operations in the International Region in the second quarter of 2003 was $17 million. The profit from operations in the second quarter of 2003 primarily reflected the margin impact from the mix of products sold in the second quarter of 2003 offset, in part, by selling and administrative expenses, which include the impact from restructuring.

Global Manufacturing

         The manufacturing costs in the second quarter of 2003 were $3 million. These costs reflect the favorable impact of restructuring and approximately $8 million of certain one-time benefits consisting primarily of inventory management and supplier negotiations. These manufacturing costs consist of non-standard costs, including variances from standard costs, procurement costs, and development costs for manufacturing processes ("Manufacturing Non-Standard Costs").

R&D

         R&D segment expenses for the second quarter of 2003 were $9 million. Approximately three-quarters of these research and development expenses were related to the Company's instant digital printing activities with the balance primarily related to the Company's core instant photographic activities.

CONSOLIDATED WORLDWIDE RESULTS FOR FIRST SIX MONTHS OF 2003

         The consolidated net sales and gross margin for the first six months of 2003 were as follows:


                                                                  FIRST SIX
                                                                  MONTHS OF
                                                                 2003(DOLLARS
                                                                 IN MILLIONS)

Net sales........................................................   $379
Gross margin.....................................................    190
  % of Net sales.................................................  50.1%


         In the first six months of 2003, consolidated total net sales were $379 million, consisting primarily of the net sales of instant film and, to a lesser degree, instant cameras. These net sales also include revenues from the Company's other products such as eyewear and commercial ID along with revenues from contract manufacturing and brand and technology licensing. The net sales of instant cameras and film were negatively impacted by the customer demand for digital products and other media formats that compete with instant camera and film products and the weak economies worldwide.

         The Company had a 50.1% gross margin for its operations in the first six months of 2003. This gross margin primarily resulted from the mix of products sold in the first six months of 2003 and includes the impact of the elimination of virtually all depreciation due to the impact of the Company's purchase accounting related to the Transaction and approximately $8 million of certain one-time benefits in manufacturing costs described below.

         SG&A expenses, excluding R&D segment expenses of $16 million, for the first six months of 2003 were $120 million. These expenses reflect the impact of restructuring programs, as described below, and essentially no depreciation expense due to the impact of the Company's purchase accounting related to the Transaction. The majority of the Company's SG&A expenses were recorded in the Americas and International Region segments with the remainder primarily recorded in the non-segment Corporate category.

         In the first six months of 2003, the Company recorded restructuring and other charges of approximately $2 million related to severance charges. The implementation of restructuring programs by the Company in 2002 affected the Company's cost and expense levels in 2003. The Company expects the savings from the restructuring charge it recognized in December 2002 and the first six months of 2003 to be approximately $14 million on an annualized basis. Refer to
Note 4 of the draft unaudited consolidated financial statements contained in
Item 13. Financial Statements and Supplementary Data for more information on the restructuring programs of the Company.

         The gross margin and expenses discussed above resulted in profit from operations of $53 million in the first six months of 2003. The net of other income and expense in the first six months of 2003 was with an expense of $1 million. Other expense in the first six months of 2003 consisted primarily of foreign exchange translation losses which were offset, in part, by income related to a distribution from a real estate joint venture.

         Interest expense was $2 million in the first six months of 2003. Refer to the section titled "Financial Liquidity and Capital Resources" below and
Note 8 of the draft unaudited consolidated financial statements contained in
Item 13. Financial Statements and Supplementary Data for more information on the Company's borrowings.

         Income tax expense in the first six months of 2003 was $17 million, or approximately 34%, on reported earnings before income taxes of $50 million.

         In the first six months of 2003, the Company's net earnings were $33 million and basic and diluted earnings per common share were $0.94 and $0.93, respectively. Refer to Note 2 of the interim draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data.

Americas Region

         The net sales and profit from operations for the Americas Region for the first six months of 2003, were as follows:


                                                               FIRST SIX
                                                               MONTHS OF
                                                           2003(IN MILLIONS)

Net sales.......................................................$214
Profit from operations..........................................  74


         Net sales in the Americas Region were $214 million in the first six months of 2003, consisting primarily of the net sales of instant film and, to a lesser degree, instant cameras. The net sales of instant cameras and film were negatively impacted by the customer demand for digital products and other media formats that compete with instant camera and film products and the weak economies in the Region.

         Profit from operations in the Americas Region for the first six months of 2003 was $74 million and primarily reflected the margin impact of the mix of products sold in the first six months of 2003 offset, in part, by selling and administrative expenses, which include the impact from restructuring.

International Region

         The net sales and profit from operations for the International Region for the first six months of 2003, were as follows:


                                                                FIRST SIX
                                                                MONTHS OF
                                                            2003(IN MILLIONS)

Net sales........................................................... $122
Profit from operations..............................................   27


         Net sales in the International Region were $122 million in the first six months of 2003, consisting primarily of the net sales of instant film and, to a lesser degree, instant cameras. The instant cameras and film net sales reflect the negative impact of the customer demand for digital products and other media formats that compete with instant camera and film products and the weak economies in the Region.

         Profit from operations in the International Region in the first six months of 2003 were $27 million and primarily reflected the margin impact from the mix of products sold in the first six months of 2003 offset, in part, by selling and administrative expenses, which include the impact from restructuring.

Global Manufacturing

         The Manufacturing Non-Standard Costs in the Global Manufacturing segment for the first six months of 2003 were $3 million. These costs reflect the favorable impact of restructuring and approximately $8 million of certain one-time benefits consisting primarily of inventory management and supplier negotiations.

R&D

         The R&D segment expenses for the first six months of 2003, were $16 million. These expenses reflect the impact of restructuring programs. In the first six months of 2003, approximately three-quarters of the Company's research and development expenses were related to the Company's instant digital printing activities with the balance primarily related to the Company's core instant photography activities.

RESULTS FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2002

CONSOLIDATED WORLDWIDE RESULTS FOR PERIOD FROM INCEPTION (SEE NOTE 1) TO DECEMBER 31, 2002

         The consolidated net sales and gross margin for the period from Inception (refer to Note 1 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data) to December 31, 2002 ("2002"), were as follows:


                                                              2002(DOLLARS IN
                                                                 MILLIONS)

Net sales........................................................  $364
Gross margin.....................................................   151
  % of Net sales................................................. 41.4%


         Consolidated total net sales were $364 million in 2002, consisting primarily of the net sales of instant film and, to a lesser degree, instant cameras. These sales also included sales of other products such as eyewear and commercial ID along with revenues from contract manufacturing and brand and technology licensing. The net sales in 2002 were negatively impacted by the customer demand for digital products and other media formats that competed with instant camera and film products and the weak worldwide economies.

         The Company had a 41.4% gross margin in 2002. This margin included $7 million of costs due to the adjustment of inventory acquired from Primary to reflect fair value as of the date of the Transaction. Excluding this cost, the Company's gross margin would have been approximately 43% for 2002.

         SG&A expenses, excluding R&D segment expenses of $13 million, and restructuring and other charges for 2002, were as follows:


                                                            2002(IN MILLIONS)

SG&A (excluding R&D)................................................  $108
Restructuring and other charges.....................................     5

Total...............................................................  $113


         SG&A expenses reflect the impact of restructuring programs described below; and essentially no depreciation expense in 2002, due to the impact of the Company's purchase accounting related to the Transaction. The majority of the Company's SG&A expenses were recorded in the Americas and International Regions with the remainder recorded primarily in the non-segment Corporate category.

         In 2002, restructuring and other charges were approximately $5 million and related to severance charges for an involuntary severance program to downsize and consolidate certain marketing and non-U.S. operations in Global Manufacturing. Refer to Note 4 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data for more information on the Company's restructuring programs.

         The gross margin and expenses discussed above resulted in profit from operations of $25 million in 2002. The net of other income and expenses in 2002 was an expense of $1 million, primarily consisting of foreign exchange translation losses offset, in part, by a $1 million distribution from a real estate joint venture and $1 million of interest income.

         Interest expense was $2 million in 2002. Refer to the section titled "Financial Liquidity and Capital Resources" below and Note 8 of the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data for more information on the Company's borrowings.

         In 2002, the Company's income tax expense was $7 million or approximately 31% on reported earnings before income taxes and extraordinary gain of $22 million.

         In 2002, the Company recorded an extraordinary gain of $123 million related to the Transaction. Refer to the section titled "Transaction" in Item
1. Business above for more information concerning the Company's asset purchase from Primary and its domestic subsidiaries.

         The net earnings in 2002, including the impact of the Company's extraordinary gain, were $138 million. In 2002, the basic and diluted earnings per common share were $4.38.

Americas Region

         The net sales and profit from operations for the Americas Region for 2002, were as follows:


                                                         2002(IN MILLIONS)

Net sales....................................                    $203
Profit from operations.......................                      69


         Net sales in the Americas Region were $203 million in 2002, consisting primarily of net sales of instant film and, to a lesser degree, instant cameras. These net sales were negatively impacted by the customer demand for digital products that competed with instant camera and film products and the weak economy in the Region.

         The profit from operations in the Americas Region for 2002 was $69 million and primarily reflected the gross margin impact of the mix of products sold in 2002 offset, in part, by selling and administrative expenses in the Region, which include the impact from restructuring.

International Region

         The net sales and profit from operations for the International Region for 2002, were as follows:


                                                          2002(IN MILLIONS)

Net sales.......................................................  $135
Profit from operations..........................................   26


         Net sales in the International Region were $135 million in 2002, consisting primarily of sales of instant film and, to a lesser degree, instant cameras. These net sales were negatively impacted by the customer demand for digital products and other media formats that competed with instant camera and film products and the weak economies in the Region.

         Profit from operations in the International Region was $26 million in 2002 and primarily reflected the gross margin impact of the mix of products sold in 2002 offset, in part, by selling and administrative expenses, which include the impact from restructuring.

Global Manufacturing

         The Manufacturing Non-Standard Costs of $27 million were included in profit from operations in the Global Manufacturing segment for 2002. These costs reflect the impact from restructuring. The impact of the additional $7 million of costs that resulted from the adjustment to fair market value of the inventory acquired in the Transaction is included in the 2002 manufacturing costs.

R&D

         R&D segment expenses for 2002, were $13 million. Approximately three-quarters of the research and development expenses were related to the Company's instant digital printing activities with the balance related to the Company's core instant photography activities.

FINANCIAL LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash and cash equivalents were $156 million at June 29, 2003. Net cash provided by the Company's operating activities in the first six months of 2003 was $41 million. Net earnings in the first six months of 2003, adjusted for non-cash items (such as depreciation, deferred taxes and other non-cash items) contributed approximately $39 million to cash flow from operating activities. A decrease in receivables and in prepaids and other assets along with an increase in income taxes and compensation and benefits payable also increased cash flows from operating activities by approximately $25 million in the first six months of 2003. An increase in inventories, and a decrease in payables and accruals decreased cash flows from operating activities by approximately $23 million in the first six months of 2003.

         Net cash used by the Company for investing activities in the first six months of 2003 was $9 million and primarily related to capital spending. Net cash used by the Company's financing activities in the first six months of 2003 was approximately $18 million and related to the repayment of the Company's term loan under its Credit Agreement. In April 2003, the Company repaid the outstanding borrowings under the term loan provision of its Credit Agreement in full.

         The Company's working capital was $253 million at June 29, 2003. The Company expects its capital spending in 2003 to be in the range of $20 to $25 million, which is under the limit imposed by the Company's Credit Agreement. Refer to discussion below and in Note 8 to the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data for more information on the Company's Credit Agreement.

         In a letter dated June 6, 2003 addressed to the Company, Primary stated its belief that the Company's redemption of the Series A Preferred Stock would be in the best interests of Primary's bankruptcy estate. Holding's Board of Directors has not made any determination whether to redeem any or all of the outstanding shares of Series A Preferred Stock. Any such redemption, if significant in amount, could have a material effect on the Company's liquidity.

         Since the Company commenced its business operations on August 1, 2002, the following discussion is based on the Company's financial position as of December 31, 2002, compared to its financial position as of the Transaction on July 31, 2002, and the Company's cash flows for the five month period ending December 31, 2002 ("2002").

         The Company's cash and cash equivalents were $140 million at December 31, 2002. Net cash provided by the Company's operating activities in 2002 was $87 million. A decrease in inventories, prepaids and other assets increased cash flows from operating activities by approximately $65 million. An increase in payables and accruals and income taxes payable, offset by a decrease in compensation and benefits payable, increased cash flows from operating activities by approximately $28 million. Net earnings in the five month operating period of 2002, adjusted for non-cash items (such as depreciation, the extraordinary gain, deferred taxes and other non-cash items) contributed approximately $17 million to cash flow from operating activities. These increases were offset, in part, by an increase in accounts receivable of approximately $23 million.

         Net cash used by the Company for investing activities in 2002 was $15 million and primarily related to approximately $10 million of capital spending and approximately $4 million of net payments made by the Company in connection with the Transaction. Net cash provided by the Company's financing activities in 2002 was approximately $71 million and is comprised primarily of the $60 million paid by OEP for their 65% ownership interest in the Company, approximately $18 million of net proceeds from the term loan under the Company's Credit Agreement, and financing fees paid in connection with the Credit Agreement.

         The Company expects its capital spending in 2003 to be in the range of $20 to $25 million, which is under the limit imposed by the Company's Credit Agreement. Refer to discussion below and Note 8 to the draft unaudited consolidated financial statements contained in Item 13. Financial Statements and Supplementary Data for more information on the Company's Credit Agreement.

         As of July 29, 2002, the Company entered into a three-year, $100 million credit facility and accompanying security documents with a group of lenders (the "Credit Agreement"). The Credit Agreement is secured by, among other things, a first priority security interest in substantially all of the Company's assets in the United States and most of the assets of the Company's non-U.S. subsidiaries that are designated as borrowers or guarantors under the Credit Agreement. Approximately $5 million of fees paid to the lenders under the Credit Agreement were recorded as deferred financing fees as of July 31, 2002, and will be amortized over the three year term of the Credit Agreement.

         The Credit Agreement provides for a term loan of up to $20 million and a three year $80 million revolving credit line, of which $50 million is available to be borrowed by Polaroid and $30 million is available to be borrowed by the Company's non-U.S. subsidiaries that are designated as borrowers under the Credit Agreement. It also includes provisions for letters of credit in lieu of borrowings under the revolving credit line. In addition, the Credit Agreement contains provisions for borrowings between the Company's subsidiaries that are designated as borrowers or guarantors.

         The Credit Agreement contains covenants requiring that the Company satisfy certain ongoing financial covenants restricting, among other things, the Company's ability to: borrow additional money; incur liens; pay dividends; sell assets; make additional corporate investments; engage in transactions with the Company's international subsidiaries; enter sale and leaseback transactions; purchase margin stock; enter speculative transactions; cancel indebtedness owed to it; and make subsidiary distributions. In addition, the Credit Agreement contains certain prohibitions on a change in control, fundamental changes, and changes in the nature of the Company's business. The Company believes it is in compliance with all of its requirements under the Credit Agreement.

         The Company had $18 million classified as short-term debt as of December 31, 2002, which represented the outstanding borrowings under the term loan provision of the Credit Agreement. The outstanding amount under the term loan was repaid in full in April 2003. Under the provisions of the Credit Agreement, once the term loan is repaid it cannot be drawn on again.

         Under the revolving credit line in the Credit Agreement, the Company's borrowing availability is reported weekly and is tied to a percentage of eligible domestic and foreign inventory and accounts receivable. This formula also includes limitations based on a percentage of the value of eligible assets and is subject to certain additional reserves imposed by the agents for the lenders under the Credit Agreement. Approximately $30 million was available to the Company under the revolving line of credit based on the weekly report on the Company's borrowing availability as of August 31, 2003, but as of that date, the revolving credit line had not been drawn.

         The Company's obligations for non-cancelable leases and other purchase obligations as of December 31, 2002 were as follows:

                                                                     PAYMENTS DUE BY PERIOD
                                                       TOTAL      LESS THAN     1 TO 3    4 TO 5      AFTER 5
                                                                     1 YEAR      YEARS     YEARS        YEARS
                                                                         (IN MILLIONS)

Non-cancelable operating leases.................         $54            $13        $22        $9          $10
Purchase obligations............................          14              9          5        --           --

Total...........................................         $68            $22        $27        $9          $10


         The Company believes that based on its expected level of operations, it will have sufficient financial resources from its cash flow from operations and its other available sources of liquidity to meet its business requirements for the next twelve months, including those for its capital expenditures, operating expenditures and working capital requirements.

FOREIGN CURRENCY EXCHANGE

         The Company generates a substantial portion of its revenues in international markets, which subjects its operations and cash flows to the exposure of currency exchange fluctuations. The impact of currency exchange rate movement can be positive or negative in any given period. The Company's ability to counteract currency exchange rate movement is primarily dependent on pricing in local markets.

         The Company maintains a Monetary Control Center (the "MCC"), which operates under written policies and procedures that define its day-to-day operating guidelines. In addition, the MCC is subject to random independent audits and reports to a supervisory committee comprised of members of the Company's senior management. The MCC publishes regular reports to the supervisory committee detailing foreign currency activities.

         The Company does not currently have a hedging program. The non-U.S. component of the revolving line under the Company's Credit Agreement is U.S. Dollar-based and therefore requires the periodic conversion of excess cash into U.S. Dollar denominated accounts. This conversion process is managed by the MCC.

IMPACT OF INFLATION

         Inflation continues to be a factor in many of the countries in which the Company does business. The Company's pricing strategy and continuing efficiency improvements have offset inflation and normal cost increases to a considerable degree. The overall inflationary impact on the Company's earnings has not been material.

NEW ACCOUNTING STANDARDS

         In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidated of Variable Interest Entities ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, relating to consolidation of certain entities. FIN 46 requires the identification of the Company's participation in variable interest entities (VIE). FIN 46 defines VIE as entities 1) with a level of invested equity that is insufficient to fund future activities to permit them to operate on a stand alone basis, or 2) whose equity holders lack certain characteristics of a controlling financial interest. For entities identified as VIE, FIN 46 provides guidelines to evaluate for potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46 was effective for all new variable interest entities created or acquired after January 31, 2003. For VIE created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. FIN 46 also requires certain disclosures regarding interests in VIE that are deemed significant, even if consolidation is not required. The Company does not have any variable interest entities. Therefore, the Company believes the adoption of FIN 46 will not have any material impact on its financial statements.

         In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149 ("SFAS 149"), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). FAS 149 has multiple effective date provisions depending on the nature of the amendments to SFAS 133, including one for contracts entered into or modified after June 30, 2003. The Company does not believe that the adoption of FAS 149 will have a material effect on its financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150") which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. For unmodified financial instruments existing at May 31, 2003, SFAS 150 is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The Company is currently evaluating the effect, if any, the provisions of SFAS 150 will have on the Company's financial position and results of operations.

FACTORS THAT MAY AFFECT FUTURE RESULTS OR THE VALUE OF COMMON AND PREFERRED
STOCK

         The Company's business involves a number of risks, some of which are beyond the Company's control. Investing in the Company's Common Stock or Preferred Stock involves these and other risks. The following is a description of a number of these risks; however, these are not the only risks and uncertainties the Company or holders of its Common Stock or Preferred Stock face. Additional risks and uncertainties that exist include risks that the Company currently is not aware of or does not currently believe to be material that may also adversely affect the Company's business.

Competitive Environment

         The Company experiences intense competition for sales of its instant photography and digital imaging products. The Company's products compete with 35mm and digital imaging products that are widely advertised, well-known, branded products. In most of its markets, the Company has major competitors, some of which are larger and more diversified. Aggressive competition within its markets to preserve, gain or regain market share can affect its results in any given period. More specific factors in this competitive marketplace that could adversely affect operating results include the Company's failure to:

         o compete in the instant photography market against larger and stronger competitors like Fuji Photo Film Co., Ltd. ("Fuji"), and in the digital imaging market against competitors like Eastman Kodak Company, Fuji, Hewlett-Packard Company, Canon U.S.A., Inc., Sony Corporation and Epson America, Inc.;

         o penetrate new demographic markets through product innovations, marketing campaigns and expanded distribution;

         o revitalize the instant photography business, which requires, among other things, introducing new products each year;

         o increase its ability to fund future working capital needs, capital expenditures, research and development costs and other general corporate requirements;

         o increase its flexibility to react to changes in the business and industry in which it operates;

         o retain its top customers and limit the Company's vulnerability to general adverse economic conditions, particularly the current economic slow-down;

         o manage the Company's financial exposure if the accounts receivable of its largest customers were to become impaired;

         o manage and respond to the pattern of the Company's sales, including variations in sales volume within periods;

         o continue to reduce costs through operating efficiencies, including savings from restructuring;

         o        manage and respond to labor issues; and

         o retain a number of key senior mangers and to be able to attract and retain qualified senior managers who can implement the Company's business strategy.

Instant Photography Sales

         The market for instant photography cameras and film products is experiencing declining demand, which has harmed the Company's operating results. There can be no assurance that this trend can be reversed or slowed.

Significant Stockholder

         As of July 29, 2003, OEP owned a majority of Holding's outstanding Common Stock and Preferred Stock. Accordingly, OEP will be able to:

         o        elect Holding's entire Board of Directors;

         o        control Holding's management and policies; and

         o determine, without the consent of Holding's other stockholders, the outcome of any corporate transaction or other matter submitted to Holding's stockholders for approval, including mergers, consolidations and the sale of all or substantially all of Holding's assets.

         OEP will also be able to prevent or cause a change in control of Holding and will be able to amend Holding's Certificate of Incorporation and Bylaws without the approval of any other of Holding's stockholders. The interests of OEP may conflict with the interests of Holding's other stockholders.

Trading Market of Stock

         No assurance can be given as to the liquidity or market prices for Holding's securities.

         No established market exists for Holding's Common Stock or Preferred Stock. In addition, Holding is not listing its Common Stock or Preferred Stock on any securities exchange, and as a result, there can be no assurance that a market for such securities will develop, or if any such market develops, that it will continue to exist or the degree of price volatility in any such market.


         Some of the Company's Common Stock and Preferred Stock will be distributed pursuant to Primary's Plan of Reorganization to holders of pre-petition claims, some of whom may prefer to promptly sell the stock. Accordingly, the market for the Company's securities may be volatile.

         The market prices, if any, of the Common Stock and the Preferred Stock may also be subject to significant fluctuations in response to numerous factors, including:

         o variations in the Company's annual or quarterly financial results or those of the Company's competitors;

         o changes by financial analysts in their estimates of the Company's future earnings; and

         o conditions in the economy in general or in the photography industry in particular.

Restructuring

         The Company is continuing its worldwide program to improve operating efficiency. This includes, among other things, more efficient plant utilization and process improvements, movement to a distributor model in many smaller international markets and the continued reduction of its work force. There can be no assurance that such actions will be accomplished as rapidly as anticipated or that the full extent of expected cost reductions will be achieved.

Instant Digital Imaging

         The Company experiences significant pressure and challenges in implementing its instant digital imaging strategy and bringing major products to market. Fundamental to the success of this strategy is the successful development of effective partnerships and alliances and applying the Company's technology and expertise in instant photography to the developing market for digital imaging products. More specific factors in this competitive marketplace that could adversely affect operating results in any reporting period include the Company's failure to:

         o market the Company's new digital imaging products or accurately anticipate and respond to trends in the rapidly changing digital imaging market;

         o manage the impact of digital and other competing media formats, which have resulted in lower customer demand for the Company's products and retailers reducing their inventories;

         o anticipate and respond to trends in the rapidly changing, and competitive digital imaging market; and

         o accurately assess the increased cost of bringing digital imaging products to market and bring these products to market in a timely manner.

Changes In Technology and New Product Introductions

         There are continuous changes and frequent introductions of new products in digital imaging. The Company's ability to successfully develop and implement its instant digital imaging products, develop effective partnerships and alliances and apply the Company's technology and expertise in instant photography to the developing market for digital imaging products is crucial to its success in this area. The Company cannot be certain that it will successfully achieve these goals.

Intellectual Property

         The Company relies upon patent, copyright, trademark and trade secret laws in the United States and in other countries to establish and maintain its proprietary rights in technology, products and its brands. The Company continues to develop and protect ownership of, and license as appropriate, valuable intellectual property rights. The Company's intellectual property rights, however, could be challenged, invalidated or circumvented. The Company does not believe that its products infringe the intellectual property rights of others, but such claims, if established, could result in material liabilities or loss of business.

         In addition, the Company's failure to properly manage the development of its intellectual property and enforce licensing agreements that provide a revenue stream in the form of royalties could adversely affect the profitability of these operations.

Manufacturing

         The Company has certain sole source suppliers for material used in the development of its products, and outsources the manufacture of certain products. The ability of these vendors to maintain financial and operational viability, or the Company's failure to maintain these vendors or find alternatives for raw materials, supplies and finished goods necessary for the manufacture and sale of its products, would have a materially adverse impact on the Company.

         The Company's instant camera and film manufacturing capacity are concentrated in facilities in U.S., Europe and the Far East. Due to the specialized nature of certain assets located at these facilities, if these assets were impaired or manufacturing operations were suspended for any reason, the Company's operating results would be materially adversely affected.

Sales and Operations Outside of the United States

         Sales outside of the United States represent a substantial portion of the Company's business. In addition, the majority of its film manufacturing facilities and many suppliers are located outside of the United States. Therefore, factors that could adversely affect operating results include the Company's inability to:

         o        predict changes in political or economic conditions;

         o project the impact of any significant health related problems;

         o        comply with import or export licensing requirements;

         o respond to the Company's exposure to fluctuation of foreign exchange rates, particularly the euro and the Japanese yen;

         o sell and market the Company's products worldwide particularly in light of the major risks associated with worldwide operations, such as various local laws and customs and unexpected changes in regulatory requirements or tax laws; and

         o        extend longer payment cycles in certain countries.

Effect of Terrorism, Military Action or War

         Terrorism, military action or war, as well as attendant political activity, may create an atmosphere of economic uncertainty throughout the world. The effects of those events may impact the Company's results. A disruption in its supply chain as a result of such actions may significantly affect its business and its prospects. In addition, such events may also result in heightened domestic security and higher costs for importing and exporting shipments of components and finished goods. Any of these occurrences may have a material adverse effect on the Company's financial position, cash flow or results in any reporting period.

Asset Sale Approval

         The order by the U.S. Bankruptcy Court approving the Transaction is the subject of an appeal. In addition, the U.S. Bankruptcy Court has appointed an independent examiner to investigate whether accounting methods, accounting practices and accounting irregularities alleged in certain letters to the U.S. Bankruptcy Court materially undervalued the assets of the Debtors and /or resulted in an inappropriate liquidation of the Debtors' assets. The independent examiner concluded that these matters did not materially undervalue and/or result in an inappropriate liquidation of the Debtors' assets; however, the appeal is still pending. While the Company cannot predict the outcome of the appeal, it is possible that it could have a material adverse effect on the Company. Refer to Item 8 Legal Proceedings for more information.

Governmental Compliance

         The Company is subject to a large number of federal, state and local environmental laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such material. The failure of the Company to successfully remain in compliance with these laws could have a material affect on operating results.

Financial Restrictions

         Certain additional risk factors associated with the Company's ability to maximize its financial liquidity and net operating cash include, but are not limited to the following:

         o the inabililty to avoid continuing periods of net losses, which could require the Company to find additional sources of financing to fund operations, implement its financial and business strategies, meet anticipated capital expenditures, research and development costs and financing commitments;

         o the failure to implement its business strategies of reducing costs and improving cash flow; manage the instant photography business for cash and profitability; and

         o the inabililty to maximize the profitability of cash flow from the Company's instant photography business, which includes anticipating which of its current and new instant photography products will be most profitable in the short-term and phasing out less profitable instant photography products.

         There can be no assurance that the Company will be successful in accomplishing its objectives and overcoming the challenges summarized above. If the Company is not successful, the Company's business and results of operations could be materially, negatively impacted.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company is exposed to market risk from changes in interest rates and foreign currency exchange rates relative to its market risk sensitive instruments and positions as described below. The Company manages its exposures to foreign currency exchange rate changes through its operating activities.

Interest Rate Risks

         The Company is exposed to interest rate risk related to its borrowing activities. In connection with the Transaction, the Company borrowed $20 million as of August 1, 2002, under the term loan provision of its Credit Agreement (to fund its working capital and investment requirements) as more fully explained in Note 1 "Transaction" and Note 8 "Short-term Debt" to the draft unaudited consolidated financial statements contained in Item 13. Financial Statement and Supplemental Data. The following table summarizes principal payments, related average interest rates by contractual maturity date and fair value information as of December 31, 2002, for the Company's borrowing activities:

                                                              PRINCIPAL PAYMENTS AND INTEREST RATES BY MATURITY DATES
                                                                              AS OF DECEMBER 31, 2002
                                                        2003    2004    2005     2006    2007           DUE     TOTAL    FAIR
                                                                                                    THEREAFTER          VALUE
                                                                    (IN MILLIONS, EXCEPT AVERAGE INTEREST RATE)

Short-term debt:
Variable rate (U.S. dollars).....................     $17.5      --      --       --      --            --     $17.5    $17.5
Average interest rate............................     6.65%                                                    6.65%


         The Company's short-term debt outstanding at December 31, 2002, represented its borrowings under the term loan provisions of its Credit Agreement. In April 2003, the amount outstanding under the term loan was repaid in full.

Foreign Currency Exchange Risk

         As more fully explained under "Foreign Currency Exchange" within "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this report, the Company's operations are exposed to the impact of foreign currency exchange rate movements. The Company is primarily dependent on the pricing of its products in local markets to offset the impact of exchange. However, the Company has limited flexibility to increase prices in local currency to offset the adverse impact of foreign exchange. At December 31, 2002, and June 29, 2003, the Company had no derivative instruments. The Company does not quantify foreign currency exchange rate risk associated with its expected foreign currency denominated revenues or its net monetary assets denominated in nonfunctional currencies.

ITEM 3. PROPERTIES

The Company's worldwide headquarters are located in Waltham, Massachusetts. The Company has manufacturing facilities and marketing and distribution centers throughout the world. The following is a summary of real estate owned and leased by the Company and the business segments to which such real estate relates as of December 31, 2002:

                                                  PROPERTIES OCCUPIED BY THE COMPANY
                                                         AT DECEMBER 31, 2002
                                             OWNED                           LEASED                  TOTAL
                                                     (IN THOUSANDS OF SQUARE FEET)

Location:
Americas Region...................              28                               29                     57
International Region..............              96                              204                    300
Global Manufacturing..............           2,764                              458                  3,222
R&D...............................             176                               --                    176
All Other.........................               8                               16                     24

  Subtotal Segments...............           3,072                              707                  3,779
Corporate.........................             426                              397                    823

  Total...........................           3,498                            1,104                  4,602





         The Company currently maintains distribution centers located in Norton, Massachusetts and in Enschede, The Netherlands. The Company also has three regional sales offices throughout the United States. The International Region has marketing subsidiaries and sales offices located in England, France, Germany, Italy, Scotland, Spain, Switzerland, and certain other European countries. It also has marketing subsidiaries and sales offices located in China, Hong Kong, Japan, and certain other countries in Asia, as well as in Brazil, Mexico and Canada.

         At December 31, 2002, based on square footage, approximately 98% of the properties owned or leased by the Company in the United States were located in Massachusetts. These properties are summarized in the following table:

                                                          MASSACHUSETTS PROPERTIES
                                                            AT DECEMBER 31, 2002
                                                OWNED                           LEASED                        TOTAL
                                                        (IN THOUSANDS OF SQUARE FEET)

Location:
  Waltham.........................              1,010                              376                        1,386
  New Bedford.....................                739                               --                          739
  Norwood.........................                535                               --                          535
  Norton..........................                 --                              330                          330
  Wayland.........................                 --                               30                           30

Total.............................              2,284                              736                        3,020





         The Company's United States manufacturing occurs in properties owned and leased by the Company in Waltham, Norwood and New Bedford, Massachusetts. Most of the Company's central or corporate marketing, research and administrative offices are located in Waltham, Massachusetts. In addition to the properties owned by the Company in Waltham and Norwood, the Company also occupies leased properties in Waltham, Wayland, and Norton with leases that expire between 2004 and 2014. Certain of the Company's owned properties are subject to mortgages held by the lenders under the Company's Credit Agreement.

         The Company's main properties located outside the United States house manufacturing facilities and regional marketing subsidiaries and sales offices. The principal non-U.S. manufacturing facilities are located in Enschede, The Netherlands; Dumbarton, Scotland; Queretaro, Mexico; and Shanghai, China. These facilities also contain some administrative and regional marketing activities. These manufacturing properties are summarized as follows:

                                                            MANUFACTURING FACILITIES OUTSIDE
                                                                  OF THE UNITED STATES
                                                                  AT DECEMBER 31, 2002
                                                      OWNED                           LEASED                       TOTAL
                                                              (IN THOUSANDS OF SQUARE FEET)

Location:
  The Netherlands.................                      475                               --                         475
  Scotland........................                      374                               --                         374
  Mexico..........................                      215                               --                         215
  China...........................                       --                              119                         119

Total.............................                    1,064                              119                       1,183


         Reducing costs is a continuing objective of the Company in 2003. The Company has been and expects to continue consolidating underutilized facilities, selling certain facilities as market conditions permit and replacing certain space through leasing rather than acquisitions, subject to the restrictions under the Company's Credit Agreement. For more information on the Company's Credit Agreement, refer to "Financial Liquidity and Capital Resources" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 2. Financial Information above.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of Holding's Common Stock and Preferred Stock as of August 10, 2003, by each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock or Preferred Stock of Holding, each of the named executive officers of the Company and each director of Holding; and all Directors and Executive Officers as a group. Individuals have sole voting and investment power with regard to the stock unless otherwise indicated in the footnotes.


NAME                                            COMMON STOCK       PERCENT OF           SERIES A 8.0%      PERCENT OF
                                                BENEFICIALLY            CLASS              CUMULATIVE           CLASS
                                                       OWNED                              COMPOUNDING
                                                                                       PREFERRED STOCK
                                                                                         BENEFICIALLY
                                                                                              OWNED(1)

Directors, Executive Officers and Named
  Executives(2)
Jacques A. Nasser............................      1,061,010             3.1%                       0              --
Joseph E. Antonini...........................         42,440                *                       0              --
Charles F. Auster............................         75,000                *                   2,175               *
Paolo Cantarella.............................         42,440                *                       0              --
James W. Koven...............................          4,167                *                     121               *
Rick A. Lazio................................         42,440                *                       0              --
Joseph G. Michels............................         42,440                *                       0              --
Stanley P. Roth..............................         42,440                *                       0              --
J. Michael Pocock............................        707,340             2.0%                       0              --
Neal D. Goldman..............................        442,090             1.3%                       0              --
William L. Flaherty..........................        442,090             1.3%                       0              --
Gianfranco Palma.............................         70,730                *                       0              --
Robert B. Gregerson..........................        353,670             1.0%                       0              --
Andra S. Bolotin.............................         70,730                *                       0              --
Arthur S. Braunstein.........................         70,730                *                       0              --
Donald M. Halsted III........................         70,730                *                       0              --
All Directors and Executive Officers as a
  Group (13 persons).........................      3,368,297             9.7%                   2,296               *
Five Percent Owners
One Equity Partners LLC(3)...................     18,745,000            53.8%                 537,121           60.2%
  320 Park Avenue
  New York, NY 10022
Primary PDC, Inc.............................     10,769,230            30.9%                 312,300           35.0%
  1265 Main Street
  Waltham, MA 02451


___________

*        Less than 1%

(1)      For terms and restrictions on the Series A 8.0% Cumulative Compounding Preferred Stock, refer to Item 11.
         Description of the Company's Securities below.

(2)      Each person is a party to the Amended and Restated Securities Holders Agreement described in Item 7. Certain
         Relationships and Related Transactions below.

(3)      Common Stock includes 223,600 shares owned by OEP Coinvestors LLC, which was formed for the benefit of certain executive employees of Bank One and its affiliates. OEP disclaims beneficial ownership of such shares. Common Stock excludes (i) 4,067,180 shares of Common Stock held by Management Investors (as defined in Item 7. Certain
         Relationships and Related Transactions below) who are parties to the Amended and Restated Securities Holders
         Agreement, and (ii) 1,255,000 shares of Common Stock held by certain executive employees of OEP. Including these shares, OEP would beneficially own 24,067,180, or 69% of the outstanding Common Stock; however, OEP disclaims beneficial ownership of such shares.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the names, ages and positions held by the Company's directors and executive officers as of August 10, 2003. Officers are elected annually by the Board of Directors. No family relationships exist between any of the directors or officers. Refer to Item 7. Certain Relationships and Related Transactions for additional information with regard to voting arrangements for the election of members to Holding's Board of Directors.


NAME                                                               AGE POSITION

Jacques A. Nasser............................................       55 Director and Non-Executive Chairperson
Joseph E. Antonini...........................................       62 Director
Charles F. Auster............................................       52 Director
Paolo Cantarella.............................................       58 Director
James W. Koven...............................................       30 Director
Stanley P. Roth..............................................       66 Director
Rick A. Lazio................................................       45 Director
Joseph G. Michels............................................       39 Director
J. Michael Pocock............................................       52 Director, President and Chief Executive Officer
Neal D. Goldman..............................................       52 Executive Vice President, Business Development and Chief
                                                                       Legal Officer
William L. Flaherty..........................................       55 Executive Vice President and Chief Financial Officer
Robert B. Gregerson..........................................       44 Vice President and General Manager Americas
Gianfranco Palma.............................................       46 Vice President, International and World Wide Eyewear


         Jacques A. Nasser was appointed director and non-executive Chairman of the Board in November 2002. Since November 2002, Mr. Nasser has been a Senior Partner of OEP, the private equity investment unit of Bank One Corporation. From 1998 to 2001 he served as a member of the Board of Directors and as President and Chief Executive Officer of Ford Motor Company. He also serves as a Director of News Corporation's British Sky Broadcasting Group and on the International Advisory Board of Allianz A.G.

         Joseph E. Antonini was appointed director in March 2003. Since retiring as President, Chief Executive Officer, and Chairman of the Board of Kmart Corporation in 1995, Mr. Antonini has been investing in and advising various small businesses on the subjects of operations, sales and marketing. He also served on the Board of Directors and Audit Committee of Shell Oil Company from 1990 to 2001.

         Charles F. Auster was appointed director in June 2002. Since 2002, Mr. Auster has been a Partner of OEP. From 2000 to 2001, Mr. Auster was the Director, President and Chief Executive Officer of Infocrossing, Inc. (an information technology infrastructure outsourcing company). From 1998 to 2000, Mr. Auster was an Executive Vice President, Chief Operating Officer and a director of IXNET, Inc., (a telecommunications company). From 1995 to 1998, he was the President and Chief Executive Officer and a Director of Voyager Networks (a server hosting and data networking company). He is also a Director of Video Network Communications, Inc. (a company that designs, develops and markets video distribution systems).

         Paolo Cantarella was appointed director in July 2003. Mr. Cantarella was Chief Executive Officer of Fiat S.p.A. from 1996 to 2002. He has served on the Board of Directors of Alcatel and several other European companies and was president of the European Automobile Manufacturers Association in 2000 and 2001. Mr. Cantarella currently serves on the Board of Directors of the Organizing Committee of the XX Olympic 2006 Winter Games in Torino (TOROC).

         James W. Koven was appointed director in July 2002. Since 2001, Mr. Koven has been a Vice President of OEP. During 2001, Mr. Koven was an Associate, Investment Banking, at Wm Sword & Company. From 1993 through 2000, Mr. Koven was a member of the U.S. National Rowing Team and U.S. Olympic Team. In 1999, he was an Investment Banking Analyst at State Street Capital Corporation.

         Stanley P. Roth was appointed director in July 2002. Since 1976, Mr. Roth controls and has been the Chairman of North American Capital Corp. (a private merchant banking firm). Mr. Roth is the Chairman of Royal-Pioneer Industries, Inc.; Director and non-executive Vice Chairman of Delta & Pine Land Company (a cotton seed company); and Chairman of its Audit Committee and a Director of both Hollis Corp. (a cotton warehousing and packaging company) and GPC International, Inc. (an art materials and supplies and fine writing instruments company).

         Rick A. Lazio was appointed director in July 2002. Mr. Lazio has been President and Chief Executive Officer of the Financial Services Forum, an organization formed in 2000 by the chief executive officers of twenty large financial institutions to shape the financial future of the nation. From 1992 to 2000, Mr. Lazio served as a member of the U. S. House of Representatives. He is a director of TB Woods Corporation (an electronic and mechanical industrial power transmission products company) and Save the Sound and World Rehabilitation Fund. He also serves on Advisory Committees of The Ad Council, United Cerebral Palsy and the Audubon Society.

         Joseph G. Michels was appointed director in December 2002. Since 2000, Mr. Michels has been Director for Research Initiatives at Princeton Materials Institute, Princeton University. From 1998 to 2000 he was Science Policy Advisor to U.S. Senator Richard Lugar; from 1998 to 1999 he was Instrument Operations Scientist at Smithsonian Astrophysical Observatory; and from 1997 to 1998 he was Congressional Science Fellow to U.S. Senator Joseph Lieberman.

         J. Michael Pocock was appointed director, President and Chief Executive Officer of the Company effective March 1, 2003. Prior to joining the Company, from 1996 to 2002, Mr. Pocock held various positions at Compaq Computer Corporation: from 2001 to 2002 he was Vice President of Corporate Strategy; from 1999 to 2001 he was Vice President and General Manager of the Commercial Products Group; and from 1996 to 1999 he was Vice President/General Manager North America.

         William L. Flaherty joined the Company as Executive Vice President and Chief Financial Officer in August 2002. Prior to joining the Company, from June 2001 until July 2002, Mr. Flaherty served as Executive Vice President and Chief Financial Officer of Primary. Prior to that, from 1996 to 2000, Mr. Flaherty served as Chief Financial Officer at Avid Technology, Inc. (a digital imaging systems company).

         Neal D. Goldman joined the Company as Executive Vice President and Chief Administrative and Legal Officer in August 2002. Prior to joining the Company, Mr. Goldman held a variety of positions at Primary: from July 2001 to July 2002, he served as Executive Vice President, Chief Administrative and Legal Officer; from July 2000 to July 2001, he was Senior Vice President, General Counsel and Secretary; from January 1999 to July 2000, he was Vice President, General Counsel and Secretary; from August 1997 to January 1999, he was Divisional Vice President, Law and Patent Division.

         Robert B. Gregerson joined the Company as Vice President and General Manager Americas in May 2003. Prior to joining the Company, from January 2001 to May 2003, Mr. Gregerson was President of PC Connection Sales Corporation, a wholly owned subsidiary of PC Connection, Inc. (a direct marketer of computers). From November 1997 to December 2000, he was Vice President, North America Partner Sales and Marketing at Compaq Computer Corporation.

         Gianfranco Palma joined the Company as Vice President in August 2002. Prior to joining the Company, he was employed by Primary in various management positions at Polaroid (Italia) S.p.A.: from January 2001 to August 2002 he served as Vice President, Europe, European Distributor Markets and Eyewear; from January 2000 to January 2001 he was Vice President, Europe; from 1999 to 2000 he was Vice President Southern and Mid European Clusters; from 1997 to 1998 he was Lead General Manager, Southern European Cluster and European Photo Retail.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 2002, the average attendance of directors at meetings of the Board of Directors of Holding was 100%.


ITEM 6. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the Company compensation paid to the six most highly compensated executive officers in 2002. Mr. J. Michael Pocock is not included in the table because he was not hired until March 1, 2003. A description of the terms of his agreement are found in the section captioned "Employment Agreements" below. From August 1, 2002, through March 1, 2003, no single individual served as the Chief Executive Officer of the Company; rather, Mr. Flaherty and Mr. Goldman shared responsibilities in the Office of the President.

                              ANNUAL COMPENSATION


NAME AND POSITION                                                            YEAR       SALARY        BONUS              OTHER
                                                                                        ($)(1)       ($)(2)             ANNUAL
                                                                                                                  COMPENSATION
                                                                                                                        ($)(3)

William L. Flaherty.....................................................     2002      165,000      107,250                 --
Executive Vice President and
Chief Financial Officer
Neal D. Goldman.........................................................     2002      165,000      107,250                 --
Executive Vice President, Business Development and
Chief Legal Officer
Gianfranco Palma........................................................     2002      136,683      175,237                 --
Vice President, International and World Wide Eyewear
Arthur S. Braunstein....................................................     2002      108,953       51,505                 --
Vice President and General Manager, Instant Digital Printing
Andra S. Bolotin........................................................     2002      105,005       50,003                 --
Vice President Strategic Development and Treasurer
Donald M. Halsted III...................................................     2002      105,005       50,003                 --
Vice President and Controller


___________

(1)      All amounts are from August 1, 2002, to December 31, 2002. Mr. Palma is an employee of Polaroid (Italia) S.p.A. and is the only named executive employed overseas. For this time period, his salary was paid in euros and has been converted to U.S. dollars (131,680.42 euros). An exchange rate of .9634 was used and is based on the exchange rate as of December 31, 2002.

(2)      All amounts represent annual bonuses that were paid in February 2003, except for Mr. Palma. The amount for Mr. Palma includes an annual bonus received in March 2003 for $62,259 (59,980 euros) and a retention bonus received in August
         2002 for $112,978 (108,843 euros). An exchange rate of .9634 was used and is based on the exchange rate as of
         December 31, 2002.

(3)      During the period reflected in the table no individual named above received perquisites or non-cash compensation exceeding the lesser of $50,000 or an amount equal to 10% of such person's salary and bonus.

RETIREMENT PLANS

         All named executive officers, other than Mr. Palma, are employees of Polaroid living in the United States and participants in the Polaroid Savings Plan. This is a defined contribution plan with 401(k) contribution, voluntary contributions, rollover contributions, and in 2002 a 3% Company contribution based on fourth quarter base pay.

         Mr. Gianfranco Palma is a participant of the Italian compulsory contractual pension plan that operates in addition to the national/government social security pension plan (collectively, the "Plan"). Upon retirement, Mr. Palma is guaranteed a lump sum or a monthly payment under the Plan, in addition to his social security pension. The contribution to the Plan is a fixed percentage paid by Polaroid (Italia) S.p.A. and a fixed percentage withheld from Mr. Palma's gross salary. The fixed contribution percentage is 3.7% of Mr. Palma's gross salary. Mr. Palma's contribution percentage is 0.7% of his gross salary. At December 31, 2002, Mr. Palma's estimated payout at the retirement age of 65 is $15,570, converted from euros at a rate of .9634 euros to the U.S. dollar.

BOARD OF DIRECTORS COMPENSATION

         The board of directors of Holding consists of nine directors. An annual meeting of the stockholders of the Company for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

         Holding's compensation policy for outside directors (other than those affiliated with OEP) provides for outside directors to elect to receive their compensation either in cash or in equity of Holding. Board members electing the cash compensation are entitled to receive annual compensation of $30,000, paid in quarterly installments of $7,500, with 2002 compensation pro rated to $15,000. No outside directors have elected to receive cash compensations. Board members electing to receive equity in Holding in lieu of receiving cash compensation for the period of service on the board of Holding, between July 31, 2002, and July 31, 2006, receive Restricted Stock of Holding. Messrs. Antonini, Cantarella, Lazio, Michels, and Roth each received 42,440 shares of restricted Common Stock pursuant to this program. Refer to "Stockholders Agreement" in Item 7. Certain Relationships and Related Transactions below for more information on the Restricted Stock Purchase Program.

         Compensation for Mr. Nasser (a Senior Partner of OEP) for his position as Non-Executive Chairperson of the Board of Polaroid Holding Company is $350,000 per year through December 2003 plus 1,061,010 shares of restricted stock pursuant to the Restricted Stock Purchase Program.

EMPLOYMENT AGREEMENTS

         Effective March 1, 2003, the Company entered into a three-year employment contract with Mr. Pocock, as the Company's President and Chief Executive Officer. This contract is automatically renewed unless either party gives the other 180 days prior written notice of its or his intention not to renew this Agreement. In addition to the normal benefits provided to any executive, Mr. Pocock's contract provides: (i) a base salary of $600,000; (ii) a sign-on bonus of $100,000; (iii) $20,000 for legal fees associated with negotiating his employment contract; (iv) the opportunity to purchase 707,340 shares of restricted stock pursuant to the Restricted Stock Purchase Program;
(v) temporary living and travel expenses until August 31, 2004; (vi) if his employment is terminated without "Cause" or for "Good Reason" (as each such terms are defined), and if after 30 days notice period the breach is not cured, Mr. Pocock is entitled to receive severance benefits for a twenty-four month period. If such termination is within Mr. Pocock's first year of employment, he shall be entitled to a severance cash amount equal to 200% of Mr. Pocock's base pay and target annual bonus payable in two installments, half on termination and the second payment one year following Mr. Pocock's termination. If such termination is after Mr. Pocock's first year anniversary, he shall be entitled to a severance cash amount equal to 200% of Mr. Pocock's base pay payable in two installments half on termination and the second payment one year following Mr. Pocock's termination. In addition to the cash severance payment, Mr. Pocock shall be entitled to a pro rata annual bonus, medical, dental, disability and life insurance for the severance period and outplacement services up to $35,000.

         On July 31, 2002, Polaroid entered into a three-year employment contract with (1) Neal D. Goldman as the Company's Executive Vice President and Chief Administrative and Legal Officer and (2) William L. Flaherty as the Company's Executive Vice President and Chief Financial Officer. In addition to the normal benefits provided to any executives at this level, both contracts provide: (i) a base salary of $390,000; (ii) if employment is terminated without "Cause" or for "Good Reason" (as each such terms are defined), and if after 30 days notice period the breach is not cured, each of Mr. Goldman and Mr. Flaherty is entitled to receive severance benefits for an eighteen month severance period. These benefits include base salary continuation and medical, dental, disability and life insurance for the severance period. In addition, Mr. Goldman and Mr. Flaherty are each entitled to a pro rata annual bonus in the year of termination and outplacement services up to $35,000.

EXECUTIVE PROGRAMS

RESTRICTED STOCK PURCHASE PROGRAM

         Refer to "Stockholder Agreement" in Item 7. Certain Relationships and Related Transactions, below.

ENHANCED SEVERANCE PROGRAM

         The Company offers an enhanced severance program to the following named officers: Mr. Braunstein, Ms. Bolotin, and Mr. Halsted. If the Company should terminate a participant for any reason other than "Cause" (as such term is defined), upon the execution of a full and complete release the executive shall be entitled to receive a severance benefit for a six month severance period, which includes a pro rata annual bonus for the period of the year worked prior to termination, base pay continuation, and medical, dental, and life insurance for the severance period. Mr. Gregerson will receive the benefits mentioned above, except his severance benefit is for a twelve month severance period.

ANNUAL BONUS AWARDS

         All of the Company's officers, and other executives are eligible for annual cash bonuses pursuant to the Polaroid Incentive Plan for executives. The primary factor that determines whether an award is paid is the Company's performance based on its "Operating Profit" and "Year-End Net Cash" (as such terms are defined). For executives who are responsible for regional performance, the regional sales revenue and operating profit are also factors that are considered. Individual performance is also considered in determining an appropriate award.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE

         Holding does not have a compensation committee. During 2002, decisions regarding compensation of officers were made by the entire Board of Directors. No officer or employee participated in these decisions.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PROFESSIONAL FEES

         In connection with the Transaction, the Company paid approximately $5.3 million to OEP for financial advisory services performed in connection with the asset purchase transaction. In addition, the Company entered into a management agreement with OEP covering certain business and organizational strategy, and financial and investment management services. Under the agreement, OEP will receive an annual retainer of $0.6 million, which is payable quarterly and has the option to provide any transaction-related services for any acquisition, divestiture, financing or other transaction in which the Company may be involved for an additional fee. Jacques Nasser, Charles Auster and James Koven, directors of the Company, are a senior partner, partner and a vice president, respectively, of OEP.

STOCKHOLDERS AGREEMENT

GENERAL

         Holding and OEP have entered into an Amended and Restated Securities Holders Agreement (the "Securities Holders Agreement") among Holding, OEP and certain members of management who have purchased stock pursuant to the Restricted Stock Purchase Program described below. Each party to the Securities Holders Agreement other than Holding is called an "Investor." The Securities Holders Agreement contains provisions regarding the voting, sale or other transfer of the securities governed thereby and also contains provisions applicable to a sale of Holding. These provisions are summarized below. The following description of the material terms of the Securities Holders Agreement is qualified in its entirety by the Securities Holders Agreement, a copy of which is filed as an exhibit hereto. Individuals agreeing to be bound by its terms signed the initial document or a joinder.

TRANSFER RESTRICTIONS

         Pursuant to the Securities Holders Agreement, an Investor (other than
OEP) can only transfer Holding securities to immediate family members and certain trusts for estate planning purposes.

SALE OF HOLDING

         If OEP approves a sale of Holding (whether by merger, consolidation, sale of outstanding capital stock, sale of all or substantially all of its assets or otherwise) prior to Holding's first qualified public offering, all of the other Investors can be required to vote in favor of such sale of Holding and sell their shares on the same terms as OEP. Additionally, all of the other Investors agree to take all necessary and desirable actions in connection with the consummation of the sale of Holding (including foregoing dissenters' and appraisal rights). A "qualified public offering" is a public offering that results in proceeds to Holding of at least $50,000,000.

SALE OF HOLDING COMMON STOCK BY OEP

         Except in certain instances, OEP may not sell any of its Common Stock unless all other Investors are given the opportunity to sell their shares on a pro rata basis and on the same terms as OEP. Instances where OEP can sell its Common Stock without triggering any of these rights held by other Investors include (i) sales of Common Stock that in the aggregate do not exceed 15% of the outstanding Common Stock, (ii) sales in connection with a sale of Holding,
(iii) sales in a public offering and (iv) sales to OEP affiliates and permitted transferees of OEP.

VOTING AGREEMENTS

         So long as OEP and its affiliates and permitted transferees own 35% of the outstanding Common Stock, each Investor agrees to take all necessary actions to ensure that the size and composition of the Board of Directors of Holding is consistent with OEP's designation (including resignations and replacements).

TERMINATION

         The rights of OEP in connection with a sale of Holding, the rights of Investors in connection with a sale of Common Stock by OEP, and the voting agreement provisions in the Securities Holders Agreement terminate upon the first qualified public offering by Holding.

MANAGEMENT INVESTORS

         Directors and Officers of the Company who purchase Common Stock pursuant to the Restricted Stock Purchase Program (as defined below) are called "Management Investors." Pursuant to the Securities Holders Agreement, Holding has special rights with regards to the Common Stock held by the Management Investors. For example, Holding has the right to repurchase the Common Stock held by Management Investor if such Management Investor leaves the Company. If such Management Investor's employment or service on the Board of Directors is terminated for Cause, the purchase price for his or her Common Stock is the lower of fair market value as determined by the Board of Directors or the original cost of such Common Stock to the Management Investor. If such Management Investor's employment or service on the Board of Directors is terminated for any other reason, the purchase price for his or her vested shares of Common Stock will be the fair market value of such shares, and the purchase price for his or her unvested shares will be $0.04/share (as subsequently adjusted for any stock dividend upon, or subdivision or combination of, or like change). Twenty-five percent of the total number of shares granted to each Management Investor vests on July 31, 2003, and 12.5% of the total grant vests each six months thereafter.

         Management Investors acquiring shares of Common Stock purchase such shares at a purchase price of $0.001 per share pursuant to a Restricted Stock Purchase Program (the "Restricted Stock Purchase Program") that was implemented by Holding on February 5, 2003.

REGISTRATION RIGHTS AGREEMENT WITH OEP AND OTHER INVESTORS

GENERAL

         Holding and OEP have entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") among Holding, OEP and certain members of management who have purchased stock pursuant to the Restricted Stock Purchase Program described above. The following description of the material terms of the Registration Rights Agreement is qualified in its entirety by the Registration Rights Agreement, a copy of which is filed as an exhibit hereto. Individuals agreeing to be bound by its terms signed the initial document or a joinder.

PIGGYBACK REGISTRATION RIGHTS

         The Registration Rights Agreement grants investors who are a party to the agreement the right to participate as selling stockholder in any registered offerings of Holding's securities, other than debt offerings and offerings related to employee stock and option plans. These rights are exercisable six months after Holding's first qualified public offering. Holding shall have priority in any registered offering that was initiated for Holding's own account, and OEP and its affiliates and permitted transferees shall have priority in any registered offering initiated for their own accounts. For any underwritten registration other than a demand registration described below, Holding shall have the right to select the underwriters.

DEMAND REGISTRATION RIGHTS

         Pursuant to the Registration Rights Agreement, OEP, its affiliates and permitted transferees have the right to demand an unlimited number of registrations for their Common Stock and Preferred Stock. These demand rights are exercisable at any time, including prior to Holding's first qualified public offering, subject to any "blackout period." If a demand registration is an underwritten offering, OEP has the right to select the underwriters, subject to Holding's approval.

BLACKOUTS

         Holding has the customary right to suspend, at any time (but not to exceed one time in any twelve-month period), the registration process, and/or suspend a holder's ability to use a prospectus if certain significant corporate events are contemplated.

EXPENSES

         Holding shall pay all customary costs and expenses associated with each registration, including for each registration statement prepared, the reasonable fees and expenses of one firm of attorneys selected by the holders of a majority of the shares of registrable securities covered by such registration. Holders of registrable securities being covered by a registration will pay underwriting discounts, commissions and applicable transfer taxes, if any, on shares sold by them.

TERMINATION

         The Registration Rights Agreement terminates on the tenth anniversary of the date of the agreement.

REGISTRATION RIGHTS AGREEMENT WITH PRIMARY

         Primary, OEP and Holding entered into a Registration Rights Agreement (the "Primary Registration Rights Agreement") as part of the Transaction. The following summary of the terms of the Primary Registration Rights Agreement does not purport to be complete.

         Primary has certain registration rights relating to the Common Stock and Preferred Stock issued to it in connection with the Transaction. Under the terms of the Primary Registration Rights Agreement, however, if the order approving Primary's plan of reorganization is approved in the form currently contemplated, or a registration statement becomes effective, then Primary's registration rights will terminate.

         OEP is a party to the Primary Registration Rights Agreement solely for the purpose of agreeing to take all actions necessary to ensure that Holding's Board of Directors will include two directors designated by Primary. This obligation will terminate, however, upon the issuance by the U.S. Bankruptcy Court of the order approving Primary's plan of reorganization in the form currently contemplated or, if earlier, the effectiveness of a registration statement registering the distribution of the Common Stock and the Preferred Stock by Primary to its creditors.

ITEM 8. LEGAL PROCEEDINGS

The Company owns facilities that are subject to certain federal, state and local laws and regulations relating to environmental protection, including those governing the investigation and remediation of contamination resulting from releases of hazardous substances. Certain of these laws and regulations may impose joint and several liabilities on the Company for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the disposal. The Company is not currently designated as a Potentially Responsible Party by the United States Environmental Protection Agency or any state agency with respect to the response costs for environmental remediation at any site. There were no liabilities recorded by the Company for environmental liabilities as of June 29, 2003.

         The Company reviews its recurring internal expenditures on environmental matters, as well as capital expenditures related to environmental compliance, on a monthly basis and reviews its third-party expenditures on environmental matters on a quarterly basis. The Company believes that these expenditures have not had and will not have a material adverse effect on its financial condition or results of operations.

         On or about July 12, 2002, Stephen J. Morgan, a shareholder of Primary, filed a notice of appeal of the U.S. Bankruptcy Court order approving the Transaction. Primary, the Company, and the official committee of unsecured creditors appointed by the U.S. Bankruptcy Court (the "Creditors Committee") filed a joint motion to dismiss this appeal. As of the date hereof, both the appeal and the motion to dismiss remain pending in the United States District Court for the District of Delaware. In addition, on or about July 1, 2003, William V. Cardinale and George Maiorelli filed an application seeking relief under Rule 60(b) of the Federal Rules of Civil Procedure with respect to the order of the U.S. Bankruptcy Court approving the Transaction. This application requests that the U.S. Bankruptcy Court set aside the Sale Order pursuant to Rule 60(b), asserting, among other things, that various alleged mistakes, newly discovered evidence, and fraud warrant such relief. While there can be no assurance of the outcome of this litigation, the Company believes that the disposition of these matters will not have a material adverse effect on its results of operations or financial conditions.

         The Company is involved in legal proceedings and claims arising in the normal course of business. The Company is also a party-in-interest in the bankruptcy proceedings of the Debtors pending in the U.S. Bankruptcy Court. On February 10, 2003, the U.S. Bankruptcy Court entered an Order appointing an independent examiner pursuant to Sections 1104 and 1106 of the U.S. Bankruptcy Code "to investigate whether accounting methods, accounting practices and accounting irregularities alleged in certain letters to the U.S. Bankruptcy Court materially undervalued the assets of the Debtors and /or resulted in an inappropriate liquidation of the Debtors' assets." The independent examiner issued his findings on August 22, 2003 concluding that these matters did not materially undervalue and/or result in an inappropriate liquidation of the Debtors' assets. The Company believes that the disposition of these matters will not have a material adverse effect on its results of operations or financial condition.

         On July 7, 2003, five former employees of Primary filed a complaint against Primary, the Company and OEP in the United States District Court for the District of Massachusetts on behalf of a purported class of over 100 plaintiffs. The plaintiffs claim, among other things, that the defendants violated various provisions of the Employee Retirement Income Security Act ("ERISA"), when, in connection with the Transaction, the Company allegedly interfered with certain medical, dental and life insurance benefits of certain former employees of Primary who were at the time on long-term disability. The plaintiffs seek an injunction ordering the defendants to restore their purported benefits and to pay them damages stemming from the alleged ERISA violations. The amount of damages claimed is not specified in the complaint. As of the date hereof, none of the defendants has filed an answer or other response to the complaint. While there can be no assurance of the outcome of this litigation, the Company does not believe that the disposition of these matters will have a material adverse effect on its results of operations or financial condition.

         Following the issuance of the independent examiner's findings, former shareholders of Primary filed a lawsuit on August 26, 2003 in the United States District Court for the Southern District of New York alleging securities fraud against KPMG LLP, auditors for both Primary and the Company, as well as certain other individuals who were former officers of Primary, including the controller of the Company who was the former controller of Primary. The lawsuit alleges that the financial statements of Primary contained material misstatements and omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and that the defendants knowingly and/or recklessly caused such financial statements to be issued. The Company is not a party to this lawsuit and does not believe that the disposition of these matters will have a material adverse effect on its results of operations or financial condition.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         As of August 10, 2003, Holding's Common Stock is not publicly traded on any exchange or in any market. Holding has forty-six (46) holders of Common Stock. Holding has never paid a cash dividend on its Common Stock and does not expect to do so in the foreseeable future. The restrictions under Holding's Credit Agreement prohibit such issuance. Holding has twenty-four (24) holders of its Preferred Stock. Refer to Item 11. Description of the Company's Securities below for a description.

         Information regarding securities authorized for issuance under Holding's equity compensation plans is set forth under Item 4. Security Ownership of Certain Beneficial Owners and Management.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         Since the formation of Holding in March 2002, it has sold unregistered securities to twenty-four (24) holders.

         In July 2002, Holding sold to OEP and Primary a total of 30,769,230 shares of Common Stock and 892,300 shares of Preferred Stock for an aggregate purchase price of $60 million from OEP plus $32 million of fair value assigned to the stock received by Primary. This sale was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to
Section 4(2) thereof because it did not involve a public offering as the shares were offered and sold only to two entities in connection with the Transaction.

         As of August 10, 2003, Holding had sold an aggregate of 4,067,180 shares of Common Stock to 22 executives, officers and non-affiliated directors pursuant to Holding's Restricted Stock Purchase Program for an aggregate price of $4,067.18. These sales were exempt from registration under Section 4(2) of the Securities Act or pursuant to Rule 701 promulgated thereunder.

ITEM 11. DESCRIPTION OF THE COMPANY'S SECURITIES

COMMON STOCK

         Holding's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") authorizes Holding to issue up to 50,000,000 shares of Common Stock. The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares.

DIVIDENDS

         Holders of Common Stock will be entitled to receive dividends if and when declared by the Board of Directors, out of funds legally available therefor. No dividends have been declared on the Common Stock.

LIQUIDATION RIGHTS

         In the event of the voluntary or involuntary liquidation, dissolution or winding up of Holding, holders of Common Stock will be entitled to receive all of the remaining assets of Holding available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

VOTING RIGHTS

         The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more such series, to vote thereon pursuant to the Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

PREFERRED STOCK

         The Certificate of Incorporation authorizes Holding to issue up to 2,000,000 shares of Preferred Stock, par value $0.001 per share (for purposes of this section "Preferred Stock"). Holding's Certificate of Incorporation provides that the Board of Directors may by resolution establish one or more classes or series of Preferred Stock having the number of shares and relative voting rights, designation, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by them without further stockholder approval. The holders of Holding's Preferred Stock may be entitled to preferences over Common Stockholders with respect to dividends, liquidation, dissolution, or Holding winding up in such amounts as are established by the Board of Directors' resolutions issuing such shares.

         The issuance of Holding's Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Holding without further action by the holders and may adversely affect voting and other rights of holders of Holding's Common Stock. In addition, issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

SERIES A 8.0% CUMULATIVE COMPOUNDING PREFERRED STOCK

         Holding authorized 900,000 Series A 8.0% Cumulative Compounding Preferred Stock with par value $0.001 per share (for purposes of this section "Series A Preferred Stock") consistent with its Certificate of Incorporation. The holders of Series A 8.0% Preferred Stock, except as otherwise provided by law, have the following rights and preferences:

GENERAL PRIORITY

         With respect to dividend rights and rights on liquidation, winding up and dissolution of Holding, Series A Preferred Stock ranks (i) senior to the Common Stock and any other class or series of Holding's capital stock issued in the future whose terms specifically state that it ranks junior to the Series A Preferred Stock, (ii) on a parity with any other class or series of Holding's capital stock issued in the future whose terms do not specifically state that it ranks junior or senior to the Series A Preferred Stock, and (iii) junior to any other class or series of Holding's capital stock issued in the future whose terms specifically state that it ranks senior to the Series A Preferred Stock.

DIVIDEND RIGHTS

         Each Holder of Series A Preferred Stock is entitled to cash dividends on each share of Series A Preferred Stock at a rate per annum equal to 8.0% of the Liquidation Preference of such share. All dividends are cumulative, whether or not earned or declared, and accrue on a daily basis from the date of issuance of Series A Preferred Stock. The dividends are payable annually in arrears each June 30 if and when declared by the Board of Directors.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of Holding, the holders of all shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of Holding available for distribution to its stockholders an amount in cash equal to the "Liquidation Preference" of $100 plus accrued and unpaid dividends per share. This distribution shall be made before any securities junior to the Series A Preferred Stock.

MANDATORY REDEMPTION

         Subject to the rights of any securities senior to or on a parity with the Series A Preferred Stock, upon a change of control of Holding or Holding's initial public offering, all of the outstanding shares of Series A Preferred Stock shall be redeemed on the closing of stock, change in control or initial public offering at a redemption price per share equal to the Liquidation Preference per share, which includes all accrued and unpaid dividends thereon; provided, however, that Holding shall not be obligated to make a redemption otherwise if such redemption shall have been waived, prior to the closing of stock, change in control or initial public offering by the holders of a majority of the outstanding shares of Series A Preferred Stock (such waiver to be evidenced by the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of such holders at a meeting called for such purpose).

OPTIONAL REDEMPTION

         Subject to the rights of any securities senior to or on a parity with the Series A Preferred Stock, Holding may, at its option, redeem at any time or from time to time, from any source of funds legally available therefore in whole or in part any or all of the shares of Series A Preferred Stock, at a redemption price equal to the Liquidation Preference per share which includes all accrued and unpaid dividends thereon.

         No partial redemption of Series A Preferred Stock may be authorized or made unless prior thereto, all accrued and unpaid dividends thereon declared and paid in cash are declared and there has been a sum set apart sufficient for such cash payment on the date of redemption.

VOTING RIGHTS

         The holders of Series A Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of Holding, except as otherwise required by Delaware law or the Certificate of Incorporation, and except that without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, Holding shall not (a) create, authorize or issue any other class or series of stock entitled to a preference prior to or on a parity with Series A Preferred Stock upon any dividend or distribution or any liquidation, dissolution or winding up of Holding, or increase the authorized amount of any such other class or series, or (b) amend, alter or repeal any provision of Holding's Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series A Preferred Stock. In any case in which the holders of Series A Preferred Stock shall be entitled to vote, each Holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law.

CONVERSION OR EXCHANGE

         The holders of Series A Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holding.

NO PREEMPTIVE RIGHTS

         No holder of Series A Preferred Stock possesses any preemptive rights to subscribe for or acquire any unissued shares of capital stock of Holding (whether now or hereafter authorized) or securities of Holding convertible into or carrying a right to subscribe for or acquire shares of capital stock of Holding.

LIMITATION OF DIRECTORS' LIABILITY

         The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to Holding or its stockholders for breach of fiduciary duty as a director, except for:

         o breach of the director's duty of loyalty to Holding or its stockholders;

         o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o paying a dividend or approving a stock repurchase that is not lawful, in violation of Section 174 of the Delaware General Corporation Law; or

         o a transaction from which the director derived an improper personal benefit.

         While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate these duties. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care.

         The inclusion of these provisions in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors. In addition, these provisions may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though that action, if successful, might have benefited Holding and its stockholders otherwise.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Section 145 of the General Corporate Law of Delaware, Holding has broad powers to indemnify its directors, officers and employees against liabilities they incur in such capacities, including liabilities under the Securities Act, as permitted by Section 102(b)(7) of the General Corporation Law of Delaware, the Certificate of Incorporation eliminates a director's personal liability for monetary damages to Holding and its stockholders arising from a breach of a director's fiduciary duty, except for:

         o liability with respect to an illegal dividend or stock repurchase or

         o liability for a breach of the director's duty of loyalty to Holding or its stockholders,

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or

         o for any transaction in which the director derived an improper personal benefit.

         The effect of this provision in the Certificate of Incorporation is to eliminate the rights of Holding and its stockholders (through stockholders' derivative suits on behalf of Holding) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. Each person who is or was a director, officer or employee or is or was serving at the request of Holding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, is provided indemnification to the fullest extent permitted by the General Corporation Law of Delaware.

         Holding bylaws provide that, to the extent not inconsistent with General Corporation Law of Delaware or other applicable law in effect from time to time, Holding shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director, officer or employee of Holding or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of Holding or a constituent corporation absorbed in a consolidation or merger, as a director, officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director, officer or employee of Holding serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of Holding or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of Holding, except to the extent that such indemnification is prohibited by applicable law.

         Generally, a director will be entitled to be indemnified against a claim if a majority vote of a quorum of the directors who are not parties to the relevant legal proceedings, independent legal counsel or the stockholders determine that the director acted under the relevant standard of conduct set forth in the two preceding paragraphs.

         Holding bylaws further provide that to the extent that a director, officer, or employee of Holding has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Holding is empowered to purchase and maintain insurance on behalf of a person who is or was acting in any of the capacities set forth above against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Holding would have the power to indemnify him against such liabilities under the bylaws.

         Holding maintains policies of insurance under which directors, officers and certain employees of Holding and its subsidiaries are insured, subject to certain specific exclusions and deductible maximum amounts, against loss arising from any civil claim that may be made against them, or any of them, arising out of any actual or alleged act, error, omission, misstatement, misleading statement, neglect, or breach of duty while acting in their representative capacities.


ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

THE FINANCIAL STATEMENTS CONTAINED HEREIN ARE PRELIMINARY, DRAFT FINANCIAL STATEMENTS, HAVE NOT BEEN AUDITED, ARE UNDER REVIEW AND ARE SUBJECT TO FURTHER REVISION. THESE REVISIONS MAY BE MATERIAL. NO REPRESENTATIONS CAN THEREFORE BE MADE REGARDING THE ACCURACY OF THESE FINANCIAL STATEMENTS. READERS SHOULD THEREFORE NOT PLACE ANY RELIANCE ON THESE FINANCIAL STATEMENTS OR ON ANY INFORMATION CONTAINED HEREIN THAT IS DERIVED FROM THESE FINANCIAL STATEMENTS, SUCH AS IS INCLUDED IN THE SECTION ENTITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION."

               POLAROID HOLDING COMPANY AND SUBSIDIARY COMPANIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                               (DRAFT UNAUDITED)


                                                                                                     PERIOD FROM
                                                                                                       INCEPTION
                                                                                                 (SEE NOTE 1) TO
                                                                                                    DECEMBER 31,
                                                                                               2002(IN MILLIONS,
                                                                                                EXCEPT PER SHARE
                                                                                                        AMOUNTS)

NET SALES.........................................................................................    $363.9
  Cost of goods sold..............................................................................     213.3
  Marketing, research, engineering and administrative expenses (Note 3)...........................     120.9
  Restructuring and other charges (Note 4)........................................................       5.1

TOTAL COSTS.......................................................................................     339.3

PROFIT FROM OPERATIONS............................................................................      24.6
   Other income and expense:
  Interest income.................................................................................       1.2
  Other expense...................................................................................       1.8

  Total other expense, net........................................................................       0.6
  Interest expense................................................................................       1.9

EARNINGS BEFORE EXTRAORDINARY GAIN AND INCOME TAX EXPENSE.........................................      22.1
  Federal, state and foreign income tax expense (Note 6)..........................................       6.9

EARNINGS BEFORE EXTRAORDINARY GAIN................................................................      15.2
  Extraordinary gain (Note 1).....................................................................     122.6

NET EARNINGS......................................................................................    $137.8



BASIC EARNINGS PER COMMON SHARE (NOTE 2)
  Earnings before extraordinary gain..............................................................     $0.39
  Extraordinary gain..............................................................................     $3.99
  Net earnings....................................................................................     $4.38
DILUTED EARNINGS PER COMMON SHARE (NOTE 2)
  Earnings before extraordinary gain..............................................................     $0.39
  Extraordinary gain..............................................................................     $3.99
  Net earnings....................................................................................     $4.38
CASH DIVIDENDS PER COMMON SHARE...................................................................        --


                           See accompanying notes to consolidated financial statements.


Polaroid Holding Company and Subsidiary Companies Consolidated Balance Sheet (draft unaudited)


                                                                                                   AS OF DECEMBER 31,
                                                                                                2002(IN MILLIONS, EXCEPT
                                                                                                   NUMBER OF SHARES)

ASSETS
CURRENT ASSETS
  Cash and cash equivalents............................................................................  $140.0
  Receivables, less allowance of $14.8 (Note 8)........................................................   105.7
  Inventories (Notes 7 and 8)..........................................................................   159.4
  Assets held for sale (Note 3)........................................................................    25.4
  Prepaid expenses and other assets (Notes 6 and 8)....................................................    34.6

TOTAL CURRENT ASSETS...................................................................................   465.1
PROPERTY, PLANT AND EQUIPMENT (NOTE 1)
  Land.................................................................................................      --
  Buildings............................................................................................     3.9
  Machinery and equipment..............................................................................     3.2
  Construction in progress.............................................................................     3.3

  Total property, plant and equipment..................................................................    10.4
  Less accumulated depreciation........................................................................      .1

NET PROPERTY, PLANT AND EQUIPMENT......................................................................    10.3
DEFERRED TAX ASSETS (NOTE 6)...........................................................................     5.8
OTHER NON-CURRENT ASSETS (NOTE 3)......................................................................    36.9

TOTAL ASSETS...........................................................................................  $518.1



LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Short-term debt (Note 8).............................................................................   $17.5
  Payables and accruals (Note 9).......................................................................   156.5
  Compensation and benefits (Notes 3, 12 and 13).......................................................    33.0
  Federal, state and foreign income taxes (Note 6).....................................................    40.7

TOTAL CURRENT LIABILITIES..............................................................................   247.7
NON-CURRENT PENSION LIABILITY (NOTE 13)................................................................    29.7
OTHER NON-CURRENT LIABILITIES (NOTE 6).................................................................     6.8
PREFERRED STOCK (Note 10)
Preferred Stock, authorized 2,000,000 shares of which 900,000 shares designated as Series A, $.001 par     89.2
  value, with 892,300 Series A shares issued and outstanding, liquidation preference value of $100 per share plus unpaid dividends..........................................................................
COMMON STOCKHOLDERS' EQUITY (Note 11)
  Common Stock, $.001 par value, authorized 50,000,000 shares (30,769,230 shares issued and outstanding)     --
  Additional paid-in capital...........................................................................     3.1
  Retained earnings (Note 1)...........................................................................   137.8
  Accumulated other comprehensive income...............................................................     3.8

TOTAL COMMON STOCKHOLDERS' EQUITY......................................................................   144.7

TOTAL LIABILITIES AND COMMON STOCKHOLDERS' EQUITY......................................................  $518.1





See accompanying notes to consolidated financial statements.



Polaroid Holding Company and Subsidiary Companies Consolidated Statement of Cash Flows (draft unaudited)


                                                                                                 PERIOD FROM
                                                                                                INCEPTION (SEE
                                                                                                  NOTE 1) TO
                                                                                                 DECEMBER 31,
                                                                                              2002(IN MILLIONS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings.................................................................................... $137.8
  Extraordinary gain (Note 1).....................................................................(122.6)
  Depreciation of property, plant and equipment...................................................    0.1
  Deferred taxes..................................................................................  (3.8)
  Other non-cash items (Note 3)...................................................................    5.4
  Increase in receivables......................................................................... (23.2)
  Decrease in inventories.........................................................................   58.4
  Decrease in prepaids and other assets...........................................................    6.2
  Increase in payables and accruals...............................................................   20.6
  Decrease in compensation and benefits...........................................................  (2.7)
  Increase in federal, state and foreign income taxes.............................................   10.7

  Net cash provided by operating activities.......................................................   86.9

CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in other assets........................................................................  (1.2)
  Asset purchase Transaction, net of cash acquired (Note 1).......................................  (4.3)
  Proceeds from the sale of assets held for sale..................................................    1.4
  Additions to property, plant and equipment...................................................... (10.4)

  Net cash used by investing activities........................................................... (14.5)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net decrease in short-term debt (maturities 90 days or less)....................................  (1.1)
   Short-term debt (maturities of more than 90 days)
  Proceeds........................................................................................   20.0
  Payments........................................................................................  (2.5)
  Financing fees paid.............................................................................  (5.0)
  Proceeds from issuance of Preferred Stock.......................................................   58.0
  Proceeds from issuance of Common Stock..........................................................    2.0

  Net cash provided by financing activities.......................................................   71.4

Effect of exchange rate changes on cash...........................................................  (3.8)

Net increase in cash and cash equivalents.........................................................  140.0
Cash and cash equivalents at beginning of period..................................................     --

Cash and cash equivalents at end of year.......................................................... $140.0


See accompanying notes to consolidated financial statements.



               POLAROID HOLDING COMPANY AND SUBSIDIARY COMPANIES

        CONSOLIDATED STATEMENT OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

            PERIOD FROM INCEPTION (SEE NOTE 1) TO DECEMBER 31, 2002

                               (DRAFT UNAUDITED)


                                COMMON SHARES     COMMON       ADDITIONAL        RETAINED   ACCUMULATED OTHER         TOTAL COMMON
                                                   STOCK         PAID-IN        EARNINGS COMPREHENSIVE INCOME       STOCKHOLDERS'
                                                                 CAPITAL                                                   EQUITY
                                                            (IN MILLIONS EXCEPT NUMBER OF SHARES)

Balance as of Inception (see               --         $--             $--             $--                  $--                 $--
  Note 1).....................
Common Stock issued...........     30,769,230         --             3.1                                                      3.1
Comprehensive income:
  Net earnings................                                                     137.8                                    137.8
   Other comprehensive income:
  Foreign currency
   translation adjustments                                                           4.6                 4.6
  (Note 2)....................
  Minimum pension liability                                                                             (0.8)               (0.8)
  adjustment (Notes 11 and 13)

Total comprehensive income....                                                                                              141.6

Balance at end of period......     30,769,230         $--           $3.1          $137.8                 $3.8              $144.7





                                    See accompanying notes to consolidated financial statements.

DRAFT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. TRANSACTION

         On July 31, 2002, Polaroid Corporation, formerly known as OEP Imaging Operating Corporation ("Polaroid"), and certain of its subsidiaries acquired substantially all of the domestic assets and businesses of Primary PDC, Inc., formerly named Polaroid Corporation ("Primary"), and its domestic subsidiaries and the capital stock of the foreign subsidiaries of Primary (the "Transaction"). On July 3, 2002, this purchase was approved by the United States Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court").

         To accomplish this transaction, One Equity Partners LLC ("OEP"), a private equity investment unit of Bank One Corporation, formed Polaroid Holding Company, formerly known as OEP Imaging Corporation ("Holding"), on March 25, 2002 ("Inception"), and Polaroid on June 6, 2002. Both of these companies remained inactive from the date they were formed until the Transaction on July 31, 2002. As part of the Transaction, Holding assigned its rights to purchase the assets of Primary to Polaroid and certain of its subsidiaries.

         On July 31, 2002, to finance a portion of the asset purchase price, Holding issued OEP 580,000 shares of its Series A Preferred Stock for $58.0 million and 20,000,000 shares of its Common Stock for $2.0 million. This stock represented a 65% interest in Holding. The $60.0 million received by Holding from this stock issuance was contributed to Polaroid on July 31, 2002. Also, as of July 31, 2002, Holding and its consolidated subsidiaries (the "Company") borrowed $20.0 million under the term loan provision of its Credit Agreement (see Note 8).

         The asset purchase price consisted of: cash consideration of $255.0 million adjusted for approximately $58.2 million of cash payments primarily made by Primary to its creditors just prior to or at the closing; approximately $224.1 million of assumed liabilities; and stock of Holding valued at $32.3 million (see Notes 10 and 11) consisting of 10,769,230 shares of Common Stock and 312,300 shares of Series A Preferred Stock. The stock issued to Primary represented a 35% interest in Holding.

         As required under Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations ("SFAS 141" see Note 2), the Company recorded the assets purchased and the liabilities assumed at fair value. As of July 31, 2002, the fair value of the assets purchased exceeded the cost of the acquisition. The excess was used to reduce the fair value of most of the acquired property plant and equipment and non-current assets, which were not financial, deferred tax or pension assets, to a zero carrying value.

         The following is a summary of the asset purchase from Primary and its domestic subsidiaries (in millions):


Assets and liabilities at fair value:
  Cash..........................................................       $201.1
  Accounts receivable...........................................         81.4
  Inventory.....................................................        212.8
  Other current assets..........................................         50.0
  Non-current assets............................................         39.1

  Total assets purchased........................................        584.4

  Payable and accruals..........................................        130.7
  Other current liabilities.....................................         45.4
  Other non-current liabilities.................................         48.0

  Liabilities assumed...........................................        224.1

Net assets purchased at fair value..............................        360.3
Less extraordinary gain.........................................        122.6

Cost of acquisition.............................................       $237.7
                                                                          (a)



-------------------

(a) The cost of the acquisition consists of the cash consideration of $196.8, including approximately $136.8 of available cash in the acquired assets used to satisfy a portion of the purchase price, issuance of stock valued at $32.3 and direct costs of $8.6.

         After the fair value adjustments noted above, the Company recognized the net excess of fair value of the assets purchased over the fair value of the liabilities assumed and stockholders' equity as an extraordinary gain of $122.6 million. This gain was based on all information available to the Company and is subject to adjustment over the year following the date of the Transaction if additional information affecting the Transaction estimates becomes available.

         In connection with the Transaction, the Company incurred approximately $8.6 million of professional fees and expenses, excluding financing fees, that were directly related to the Transaction. These fees and expenses were recorded as a component of the purchase cost. The professional fees and expenses included approximately $5.3 million paid to OEP for financial advisory services performed in connection with the Transaction. In addition, the Company entered into a management agreement with OEP covering certain business and organizational strategy, and financial and investment management services. Under the agreement, OEP will receive an annual retainer of $0.6 million, which is payable quarterly. OEP has the option to provide any transaction-related services for any acquisition, divestiture, financing or other transaction in which the Company may be involved for an additional fee.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES:

         The Company's consolidated financial statements and accompanying notes have been prepared in conformity with accounting principles generally accepted in the United States of America.

PRINCIPLES OF CONSOLIDATION:

         The Company's consolidated financial statements include the accounts of Holding and its domestic and foreign subsidiaries, all of which are either wholly owned or majority owned.

BASIS OF PRESENTATION:

         The accompanying consolidated balance sheet of the Company is based on the assets and liabilities recorded under the purchase accounting requirements of SFAS 141. The accompanying consolidated statements of earnings, cash flow and changes in stockholders' equity of the Company reflect the period from Inception (see Note 1) to December 31, 2002.

USE OF ESTIMATES:

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS:

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

INVENTORIES:

         Inventories of the Company are valued on a first-in, first-out basis at the lower of cost or market value. Market value is determined by replacement cost or net realizable value.

INCOME TAXES:

         The Company's provision for income taxes includes amounts currently payable or recoverable and deferred taxes. Deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         Provision for U.S. income taxes on the undistributed earnings of foreign subsidiaries is made only on those amounts in excess of the funds considered to be permanently reinvested. No provision for U.S. income taxes has been made on the undistributed earnings of foreign subsidiaries as those amounts are considered to be permanently reinvested.

DRAFT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT:

         Property, plant and equipment of the Company are stated at cost less accumulated depreciation. The estimated useful lives for financial reporting of the Company's assets acquired since July 31, 2002, are 20-40 years for buildings and 3-15 years for machinery and equipment. (See Note 1 for information on the valuation of the property, plant and equipment purchased by the Company on July 31, 2002.)

LONG-LIVED ASSETS:

         The Company evaluates its long-lived assets and certain identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying value of those assets may not be fully recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). The Company evaluates the recoverability of long-lived assets to be held and used by estimating the undiscounted future cash flows associated with the expected use and eventual disposition of those assets and compares that amount to the carrying value of those assets. When these comparisons indicate that the carrying value of those assets are greater than the respective undiscounted future cash flows, the Company recognizes an impairment loss for the amount that the carrying value exceeds the fair value. The Company evaluates the recoverability of long-lived assets to be disposed of, whether by sale or abandonment, by comparing the carrying value of those assets to their estimated fair value less costs to sell them. If the carrying value of assets to be disposed of exceeds the respective fair value less expected costs to sell, the Company recognizes an impairment loss for the amount of that excess.

OTHER LONG-TERM LIABILITIES:

         Other long-term liabilities include amounts that are not expected to be settled within the next twelve months and include pension, and other non-current liabilities.

FOREIGN CURRENCY TRANSLATION:

         Amounts recognized by the Company in the financial statements related to foreign currency translation were determined using the principles of SFAS No. 52, Foreign Currency Translation. Assets and liabilities denominated in foreign functional currencies are translated at the exchange rate as of the balance sheet date. Translation adjustments are recorded in accumulated other comprehensive income, a separate component of stockholders' equity. Revenues, costs and expenses denominated in foreign functional currencies are translated at the weighted average exchange rate for the period. The U.S. dollar is the functional currency for subsidiaries in highly inflationary economies. Foreign exchange losses reported in the Company's statement of earnings were approximately $3.3 million for the period from Inception (see Note 1) to December 31, 2002. These losses were recorded in other income and expense.

PATENTS AND TRADEMARKS:

         The costs of patents and trademarks developed by the Company are expensed as incurred. Those acquired in the Transaction (see Note 1) have not been valued in the Company's consolidated balance sheet.

REVENUE RECOGNITION:

         The Company recognizes net sales when all of the following criteria have been met: evidence exists that the customer is bound to the transaction; the product has been shipped and title has passed to the customer; the sales price to the customer has been fixed or is determinable; and collectability of the sales price is reasonably assured. Provisions for estimated sales returns and allowances, including the cost of warranties, have been made at the time the products are sold. To arrive at net sales, the Company records reductions to net sales for the cost of programs offered to customers that include cash and volume discounts, price protection, promotional, cooperative and other advertising allowances, and other fees and coupons. The Company recognizes the liability for these programs at the time the related sales are recorded. The Company determines the cost of these programs based on the terms of the programs, estimated using historical experience and internal and customer data.

ALLOWANCE FOR DOUBTFUL ACCOUNTS:

         The Company's allowance for doubtful accounts is reviewed on a regular basis and is based on a variety of factors including an analysis of the aging of its accounts receivable, a review of individual accounts receivable, historical bad debts and allowances, concentration of accounts receivable by customer, customer credit rating financial condition reviews, new information that becomes available on specific customers, economic trends and changes in customer payment terms.

SHIPPING AND HANDLING COSTS:

         The Company's shipping and handling costs are recorded in marketing expenses and were approximately $11.9 million for the period from Inception (see Note 1) to December 31, 2002.

ADVERTISING COSTS:

         The Company expenses the cost of advertising in the year incurred in accordance with American Institute of Certified Public Accountants' Statement of Position 93-7, Reporting on Advertising Costs.

EARNINGS PER COMMON SHARE:

         The Company's basic earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is calculated by adjusting the weighted average number of common shares outstanding for the period to assume that all potentially dilutive shares were issued.

         The numerators and denominators of the basic and diluted earnings per common share computations for the Company's reported net earnings were as follows:


                                                                                                 PERIOD FROM
                                                                                               INCEPTION (SEE
                                                                                                 NOTE 1) TO
                                                                                                 DECEMBER 31,
                                                                                               2002(IN MILLIONS,
                                                                                               EXCEPT PER SHARE
                                                                                              AND SHARE AMOUNTS)
Earnings before extraordinary gain......................................................                $15.2
Less: preferred dividends...............................................................                  3.1

Earnings before extraordinary gain available to common stockholders.....................                 12.1
Extraordinary gain......................................................................                122.6

Net earnings available to common stockholders...........................................               $134.7
Weighted average number of common shares outstanding....................................           30,769,230
BASIC AND DILUTED EARNINGS PER COMMON SHARE:
Earnings before extraordinary gain......................................................                $0.39
Extraordinary gain......................................................................                $3.99
Net earnings............................................................................                $4.38


         Since there were no potentially dilutive shares issued by the Company, diluted earnings per common share were the same as basic earnings per common share for the period from Inception (see Note 1) to December 31, 2002.

New Accounting Standards:

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. SFAS 143 was effective for fiscal 2003. The adoption of SFAS 143 did not have a material impact on the Company's financial condition or results of operations.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, SFAS No. 145, among other things, rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from the extinguishment of debt to be classified as extraordinary items, and amends SFAS No. 13, Accounting for Leases, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 is effective for fiscal 2003. The adoption of SFAS 145 will not have a material impact on the Company's financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred, that is when it meets the definition of a liability in the FASB's conceptual framework, rather than at the date of a commitment to an exit or disposal plan. SFAS 146 establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is effective for exit and disposal activities initiated after December 31, 2002. SFAS 146 is effective for fiscal 2003. The Company does not believe the adoption of SFAS 146 will have a material impact on its financial condition or results of operations.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure ("SFAS 148"), which amends FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 148 provides alternative methods of transition for a voluntary change by an entity to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The disclosures under SFAS 148 are intended to improve the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies, regardless of the accounting method used, by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, SFAS 148 will improve the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. Under SFAS 123, companies were required to make pro forma disclosures only in annual financial statements.

         The transition guidance and annual disclosure provisions of SFAS 148 were effective for fiscal years ending after December 15, 2002. The interim disclosure provisions were effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS 148 effective as of December 31, 2002. There were no outstanding stock-based compensation awards as of December 31, 2002.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others ("FIN 45"). FIN 45 requires the initial recognition and initial measurement, on a prospective basis only, to guarantees issued or modified after December 31, 2002. Additionally, certain disclosure requirements of FIN 45 are effective for financial statements of interim and annual periods ending after December 15, 2002. FIN 45 is effective for fiscal 2003. The adoption of FIN 45 will not have a material impact on the Company's financial position or results of operations.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, relating to consolidation of certain entities. FIN 46 requires the identification of the Company's participation in variable interest entities
(VIE). FIN 46 defines VIE as entities 1) with a level of invested equity that is insufficient to fund future activities to permit them to operate on a stand alone basis, or 2) whose equity holders lack certain characteristics of a controlling financial interest. For entities identified as VIE, FIN 46 provides guidelines to evaluate for potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For VIE created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. FIN 46 also requires certain disclosures regarding interests in VIE that are deemed significant, even if consolidation is not required. The Company believes the adoption of FIN 46 will not have a material impact on its financial statements.

PURCHASE ACCOUNTING:

         In July 2001, the FASB issued SFAS No. 141 and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. It also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment, at least annually, in accordance with the provisions of SFAS 142. It also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and be reviewed for impairment in accordance with SFAS No. 144. The provisions of SFAS 141 were used by the Company to account for the Transaction (see Note 1). DRAFT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUPPLEMENTAL INFORMATION

RESEARCH, ENGINEERING AND DEVELOPMENT COSTS:


                                                                                                  PERIOD FROM
                                                                                                 INCEPTION (SEE
                                                                                                   NOTE 1) TO
                                                                                                  DECEMBER 31,
                                                                                                2002(IN MILLIONS)

Research, engineering and development costs.............................................                $13.2


ADVERTISING COSTS:


                                                                                                  PERIOD FROM
                                                                                                 INCEPTION (SEE
                                                                                                   NOTE 1) TO
                                                                                                  DECEMBER 31,
                                                                                                2002(IN MILLIONS)

Advertising costs.......................................................................                $25.7


CASH FLOW INFORMATION:

         Cash payments for interest and income taxes were:


                                                                                                  PERIOD FROM
                                                                                                 INCEPTION (SEE
                                                                                                   NOTE 1) TO
                                                                                                  DECEMBER 31,
                                                                                                2002(IN MILLIONS)

Interest................................................................................                 $1.1
Income taxes............................................................................                  2.3


         In the period from Inception (see Note 1) to December 31, 2002, the Company recorded non-cash items of $5.4 million in cash flow from operating activities, which primarily related to exchange adjustments. In addition, the Company's non-cash financing activities consisted of the issuance of shares of the Company's preferred and Common Stock valued at approximately $31.2 million and $1.1 million, respectively, as part of the Transaction.

OTHER NON-CURRENT ASSETS:

         As of December 31, 2002, the Company had approximately $36.9 million of other non-current assets, which included approximately $15.2 million for cash deposits for collateralized letters of credit and a collateralized note that were related to performance clauses in a lease for manufacturing facilities located in Waltham, Massachusetts that was assumed by the Company as part of the Transaction (see Note 1). In addition, other non-current assets included approximately $15.1 million in prepaid expenses related to certain non-U.S. pension plans (see Note 13).

REAL ESTATE JOINT VENTURE DISTRIBUTION:

         In November 2002, the Company received a distribution of approximately $1.0 million from a real estate joint venture for the development of certain real estate in Cambridge, Massachusetts, which had been acquired by the Company in the Transaction. This distribution was recorded as a gain in other income.

ASSETS HELD FOR SALE:

         In connection with the Transaction, the Company determined to sell approximately $26.8 million of property, plant and equipment representing the estimated fair value, less cost to sell, of certain underutilized real estate, primarily in the Global Manufacturing and International Region segments, and therefore these assets were designated by the Company as held for sale. This amount was recorded as a current asset as of July 31, 2002, since the Company expected to recover these carrying values within the twelve months following the Transaction. In November 2002, the Company sold certain of its assets classified as held for sale (see Note 1) for the carrying value of those assets of approximately $1.4 million.

OTHER BUSINESS RISKS:

         The Company's instant film and camera manufacturing capacity are concentrated in facilities in Europe and the Far East, respectively. It is considered at least reasonably possible that the use of a facility located outside of the Company's home country could be disrupted in the near term. Due to the specialized nature of certain assets located at these facilities, it would not be possible to find replacement capacity quickly. Accordingly, the loss of either of these facilities would have a materially adverse impact on the Company.

4. RESTRUCTURING AND OTHER CHARGES

Exit Plan and Assumed Severance Liabilities:

         In connection with the Transaction, the Company recorded a compensation and benefits liability of approximately $8.3 million, which included approximately $4.3 million for severance payments under assumed liabilities of Primary and its foreign subsidiaries. This liability also included approximately $4.0 million for severance payments to approximately 350 employees terminated under several non-U.S. severance programs, primarily in Global Manufacturing, which were part of the Company's plan to downsize or exit certain activities that were begun as of the date of the Transaction (see Note
1). The Company expects these programs will be completed within the twelve month period following the date of the Transaction. As of December 31, 2002, approximately $4.6 million of cash payments had been made against this liability with the remaining payments expected to be substantially completed by the end of the third quarter of 2003.

         In December 2002, as part of its continuing plan to reduce costs and streamline operations, the Company recorded a restructuring and other charge of $5.1 million. This charge was allocated to the non-segment Corporate category and consisted of a charge of approximately $4.9 million for an involuntary severance program intended to downsize and consolidate certain sales and marketing and non-U.S. operations in Global Manufacturing. These reductions were the result of management's assessment of the Company's operations and are intended to streamline operations and to improve profitability by consolidating marketing and manufacturing facilities. The strategic objective of these reductions was to reduce the cost of selling and manufacturing the Company's products; to improve business processes; to improve financial performance; and to improve the Company's global business operations. In addition, the restructuring and other charge in December 2002 included a charge of approximately $0.2 million primarily for exit costs related to marketing subsidiaries that were closed.

         The restructuring charges recognized in December 2002 related to approximately 120 employees (approximately 35% from the International Region and approximately 65% from the Global Manufacturing) who are expected to leave the Company over the twelve months following December 2002. In the International Region, the major impact of these programs consisted of reducing the number of employees associated with sales and marketing activities and the migration to distributor-based marketing at certain locations. The impact of these programs in the Global Manufacturing business segment consisted of reducing the number of direct and indirect employees located at manufacturing facilities in Europe that were primarily associated with the manufacture of instant film. (Refer to Note 15 for a description of the Company's business segments.) No cash payments were made as of December 31, 2002, related to the charges recognized in December 2002. The cash payments under these programs are expected to be substantially completed by the end of 2003.

         The reserves established by the Company for restructuring in 2002 were as follows:


                                                                   SEVERANCE            EXIT COSTS      TOTAL
                                                                   ---------            ----------      -----
                                                                                 (IN MILLIONS)

Assumed liabilities in Transaction.........................             $4.3                    $--      $4.3
New liabilities of Company as of date of Transaction.......              4.0                    --        4.0
Restructuring and other charges............................              4.9                    .2        5.1
Cash payments..............................................            (4.6)                    --      (4.6)

Balance at December 31, 2002...............................             $8.6                   $.2       $8.8


5. FINANCIAL INSTRUMENTS

         The Company generates a substantial portion of its revenues in international markets, which subjected its operations and cash flows to the exposure of currency exchange fluctuations. The Company's ability to counteract currency exchange rate movement is primarily dependent on pricing in local markets. The Company has limited flexibility to increase prices in local currency to offset the adverse impact of foreign exchange. The Company did not purchase any derivative instruments in 2002.


DRAFT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. FINANCIAL INSTRUMENTS

FAIR VALUE:

         The carrying amounts of cash, cash equivalents, trade accounts receivables, short-term debt and trade accounts payable approximate fair value because of the short maturity of these financial instruments. The Company's other assets include investments in financial assets, which were recorded at fair value as of the date of the Transaction.

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect estimates.

CONCENTRATION OF CREDIT RISK:

         The Company places temporary cash investments in highly rated financial instruments. The Company primarily places these investments in the financial institutions of its lenders as required under the Credit Agreement (see Note 8).

         The Company markets a substantial portion of its products to customers in the retail industry, a market in which a number of companies are highly leveraged. The Company evaluates the credit risk of these customers regularly and believes that its allowances for doubtful accounts relative to its trade accounts receivable are adequate.

6. INCOME TAXES

         An analysis of income tax expense/(benefit) follows:


                                                                             CURRENT      DEFERRED      TOTAL
                                                                             -------      --------      -----
                                                                                    (IN MILLIONS)

PERIOD FROM INCEPTION (SEE NOTE 1) TO DECEMBER 31, 2002:
Federal...............................................................         $10.4       $(10.0)       $0.4
State.................................................................           0.7            --        0.7
Foreign...............................................................         (0.4)           6.2        5.8

  Total...............................................................         $10.7        $(3.8)       $6.9





         Deferred tax assets and deferred tax liabilities result from future tax benefits and expenses related to the difference between the tax basis of assets and liabilities and the amounts reported in the financial statements. The netting of deferred tax assets, deferred tax liabilities, and valuation allowances reflected on the consolidated balance sheet of the Company resulted in a net deferred tax asset of $12.4 million as of December 31, 2002. The significant components of the amounts shown on the Company's consolidated balance sheet as of December 31 are as follows:


                                                                                              2002(IN MILLIONS)

Deferred tax assets:
  Property, plant and equipment and trademarks.......................................                   $28.5
  Inventory..........................................................................                     7.9
  Compensation and benefits..........................................................                     6.2
  Loss and credit carryforwards......................................................                    11.7
  All other..........................................................................                     7.2

                                                                                                         61.5
  Valuation allowance................................................................                   (42.5)

Total deferred tax assets............................................................                    19.0
Deferred tax liabilities:
  Property, plant and equipment and trademarks.......................................                     3.9
  Compensation and benefits..........................................................                     2.0
  All other..........................................................................                     0.7

Total deferred tax liability.........................................................                     6.6

Net deferred tax asset...............................................................                   $12.4





         In connection with fair valuing its opening balance sheet, the Company established a valuation allowance of $42.5 million for the deferred taxes primarily associated with foreign deferred tax assets. The valuation allowance was recorded since the Company determined that it was more likely than not that the majority of these deferred tax assets will not be realized over a reasonable period of time.

         The Company does not have an alternative minimum tax carryover. Given the limited existence of the Company, no tax benefit has been recognized for potential foreign tax credits.

         The domestic and foreign components of the Company's earnings before extraordinary gain and income tax expense follows:


                                                                                                    PERIOD FROM
                                                                                                  INCEPTION (SEE
                                                                                                    NOTE 1) TO
                                                                                                   DECEMBER 31,
                                                                                                 2002(IN MILLIONS)

Domestic................................................................................               $(1.8)
Foreign.................................................................................                 23.9

  Total.................................................................................                $22.1





DRAFT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. INCOME TAXES

         A reconciliation of differences between income tax computed at the statutory U.S. federal income tax rate (35% for 2002) and the reported income tax expense follows:


                                                                                                    PERIOD FROM
                                                                                                  INCEPTION (SEE
                                                                                                    NOTE 1) TO
                                                                                                   DECEMBER 31,
                                                                                                 2002(IN MILLIONS)

Income tax expense/(benefit) at U.S. statutory rate..........................................          $7.7
State taxes..................................................................................           0.4
Nondeductible expenses/nontaxable income.....................................................           0.1
Tax effect resulting from foreign activities.................................................         (1.1)
Other........................................................................................         (0.2)

Reported income tax expense..................................................................          $6.9





         Undistributed earnings of the Company's foreign subsidiaries are held for reinvestment in overseas operations. These undistributed earnings amounted to approximately $317.8 million as of December 31, 2002. U.S. income taxes may be due upon remittance of these earnings. However, the Company intends to indefinitely reinvest these earnings in its foreign subsidiaries.

7. INVENTORIES

         The classification of inventories at December 31 follows:


                                                                                              2002(IN MILLIONS)

Raw materials........................................................................                   $29.0
Work-in-process......................................................................                    88.8
Finished goods.......................................................................                    41.6

  Total..............................................................................                  $159.4





8. SHORT-TERM DEBT

         As of July 29, 2002, Holding, Polaroid and most of the major foreign subsidiaries of Polaroid entered into a three year, $100.0 million credit facility and accompanying security documents with a group of lenders led by Citicorp USA, Inc. as Domestic Administrative Agent, Domestic Collateral Agent and Foreign Syndication Agent and Bank of America, N.A. as Foreign Administrative Agent, Foreign Collateral Agent and Domestic Syndication Agent, (the "Credit Agreement"). The Credit Agreement is secured by, among other things, a first priority security interest on substantially all of the Company's assets in the United States and most of the assets of the Company's non-U.S. subsidiaries that are designated as borrowers or guarantors under the Credit Agreement. Approximately $5.0 million of fees paid to the lenders under the Credit Agreement were recorded as deferred financing fees as of July 31, 2002, and will be amortized over the three-year term of the Credit Agreement.

         The Credit Agreement provides for: a term loan of up to $20.0 million; a three year $80.0 million revolving credit line, of which $50.0 million is available to be borrowed by Polaroid and $30.0 million is available to be borrowed by non-U.S. subsidiaries that are designated as borrowers under the Credit Agreement. It also includes provisions for letters of credit in lieu of borrowings under the revolving credit line. In addition the Credit Agreement contains provisions for borrowings between Company subsidiaries that are designated as borrowers or guarantors. As of December 31, 2002, the revolving credit line had not been drawn.

         The Company had $17.5 million classified as short-term debt as of December 31, 2002, which represented the outstanding borrowings under the term loan provision of the Credit Agreement. The term loan is required to be repaid quarterly on a ratable basis over a two-year period that began on October 31, 2002 and may be repaid at any time at the Company's option. The Credit Agreement contains provisions for the optional prepayment of all or part of the revolving credit and term loans upon the satisfaction of certain conditions. However, once the term loan is repaid it cannot be drawn on again.

         The Credit Agreement also contains provisions for the mandatory prepayment of the revolving credit and term loans upon the occurrence of certain defined events and with the net cash proceeds from certain asset sales, including those classified as assets held for sale (see Note 3) and from the excess cash flow of the Company, which is required to be computed annually. Based on the excess cash flow computation as of December 31, 2002, the outstanding amount under the term loan was repaid in full in April 2003 as required.

         Term loan borrowings under the Credit Agreement bore interest based on
(i) a base rate that is referenced to fluctuating market interest rates and
(ii) an applicable margin of 4.0% to 5.0% for the first year and from 3.25% to 5.0% for subsequent periods depending on the Company's leverage ratio required under the Credit Agreement. The weighted average interest rate on the amount outstanding under the term loan as of December 31, 2002 was approximately 6.7%. Revolving credit line borrowings under the Credit Agreement bear interest based on (i) a base rate which is referenced to fluctuating market interest rates and
(ii) an applicable margin of 2.5% to 3.5% for the first year and thereafter 1.75% to 3.5%, depending on the Company's leverage ratio required under the Credit Agreement. The Company will also pay the lenders an unused line of credit fee, a fee on any letters of credit issued, and will be obligated to pay the agents certain other customary administrative fees.

         Under the revolving credit line, the Company's borrowing availability is reported weekly and is tied to a percentage of eligible domestic and foreign inventories and accounts receivable. This formula also includes limitations based on a percentage of the value of eligible assets and is subject to certain additional reserves imposed by the agents for the lenders under the Credit Agreement.

         The Credit Agreement contains covenants requiring that the Company satisfy certain ongoing financial covenants relating to: maximum capital expenditures; maximum expenditures for instant digital printing research and development expenditures; minimum earnings before interest, taxes, depreciation and amortization; maximum leverage ratio; minimum tangible net worth; and minimum month end and average daily excess borrowing availability. The Credit Agreement also contains covenants restricting, among other things, the Company's ability to: borrow additional money; incur liens; pay dividends; sell assets; make additional corporate investments; engage in transactions with the Company's international subsidiaries; enter sale and leaseback transactions; purchase margin stock; enter speculative transactions; cancel indebtedness owed to it; and make subsidiary distributions. In addition, the Credit Agreement prohibits: a change in control; fundamental changes; and changes in the nature of the Company's business. As of December 31, 2002, the Company was in compliance with all of its requirements under the Credit Agreement.

         Interest expense for the period from Inception (see Note 1) to December 31, 2002, included approximately $0.6 million on the term loan borrowings. The weighted average interest rate for this period on those borrowings was approximately 7.1%. Interest expense for this period also includes approximately $0.8 million from the amortization of fees paid in connection with the Transaction (see Note 1) and other fees primarily related to borrowings under the Credit Agreement.

9. PAYABLES AND ACCRUALS

         The following items are included in payables and accruals at December
31:


                                                                                           2002(IN MILLIONS)

Trade accounts payable...............................................................                   $52.2
Reserve for marketing programs.......................................................                    39.6
Other accrued expenses and current liabilities.......................................                    64.7

  Total..............................................................................                  $156.5





10. PREFERRED STOCK

         As of December 31, 2002, Holding had authorized 2,000,000 shares of Preferred Stock with a par value of $0.001 per share, of which 900,000 shares had been designated as Series A 8% cumulative compounding Preferred Stock. As of December 31, 2002, Holding had issued and outstanding 892,300 shares of Series A 8% cumulative compounding Preferred Stock with a par value of $0.001 per share (the "Series A Preferred Stock"), consisting of 580,000 shares issued to OEP for a cash payment of $58.0 million and 312,300 shares issued to Primary in connection with the Transaction, which were valued at a total of $31.2 million (see Note 1). The Series A Preferred Stock has a liquidation preference value of $100 per share plus all accrued and unpaid dividends.

         Holders of the Series A Preferred Stock are not entitled to vote but are entitled to receive cash dividends that will accrue and compound on a daily basis. These dividends will only be paid if declared by the board of directors. These dividends are subject to the restrictions in the Credit Agreement (see
Note 8). The Series A Preferred Stock is not convertible by either the holder or Holding into any other shares of Holding's stock but may be redeemed in whole or in part at any time at the option of Holding and are required to be redeemed upon the occurrence of a change of control or initial public offering of Holding's stock. As of December 31, 2002, approximately $3.1 million, or approximately $0.10 per diluted common share, of dividends on the Series A Preferred Stock had accumulated in arrears that were undeclared and unpaid.

DRAFT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. COMMON STOCKHOLDERS' EQUITY

         As of December 31, 2002, Holding had authorized 50,000,000 shares of Common Stock with a par value of $0.001 per share, of which 30,769,230 shares were issued and outstanding. In connection with the Transaction (see Note 1) 20,000,000 shares of Holding's Common Stock were issued to OEP for a cash payment of $2.0 million and 10,769,230 shares of Common Stock were issued to Primary, which were valued at a total of $1.1 million. The excess of approximately $3.1 million of the cash payments and valuation over the par value of the common shares as of July 31, 2002, was recorded in additional paid in capital.

         Under the provisions of the asset purchase agreement related to the Transaction, if the Debtors incur in excess of certain amounts for estate costs and do not have the funds necessary to pay for them, they have the right to require Holding to purchase from them up to 4% of the total outstanding Common and Preferred Stock of Holding for up to $4.5 million.

         In December 2002, the Company recorded a charge of $0.8 million in accumulated other comprehensive income related to a non-U.S. pension plan with accumulated benefit obligations in excess of the fair value of plan assets (see
Note 13). There was no tax effect associated with this charge since realization was not considered to be more likely than not.

12. INCENTIVE COMPENSATION AND STOCK INCENTIVE PLANS

         The Company has annual incentive compensation programs covering substantially all domestic employees, employees of its manufacturing subsidiary in the United Kingdom and certain key employees of its non-U.S. subsidiaries. Payments under these programs are based on a comparison of the performance of the Company and local operating units against established financial and operational goals. The amount charged to operations for the period from Inception (see Note 1) to December 31, 2002, for these incentive programs was approximately $8.0 million. Cash payments under these programs were made in the first quarter of 2003.

13. BENEFIT PLANS

         The Company has adopted a defined contribution plan pursuant to the provisions of the Internal Revenue Code ("Code") for the benefit of substantially all of its U.S. employees. This plan contains provisions for: rollovers from other qualified retirement plans; pre-tax employee contributions pursuant to Section 401(k) of the Code; a Company match of up to 3% of eligible employee cash contributions pursuant to Section 401(k) of the Code beginning in 2003; after-tax employee contributions; and Company cash contributions. In December 2002, the Company made a cash contribution to this plan of approximately $0.8 million, which represented 3% of the employees' base pay for the period from October to December 2002. The Company does not have a pension plan for its U.S. employees.

         Employees of the Company's manufacturing subsidiaries in the United Kingdom and The Netherlands are covered by trusteed, contributory defined benefit pension plans. In general, the Company's policy is to fund these pension plans through agreement with local pension plan trustee boards in accordance with local statutory funding regulations and taking into consideration local labor agreements and economic conditions. The assets in these trusts consist primarily of investments in bond and equity indexed funds.

DRAFT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. BENEFIT PLANS

         Employees of most of the Company's other non-U.S. subsidiaries are covered by insured plans. Related obligations and assets of these other plans are not material and therefore are not included in the information below.

         Components of the Company's net periodic pension cost are as follows:


                                                                                                   PERIOD FROM
                                                                                                    INCEPTION
                                                                                                 (SEE NOTE 1) TO
                                                                                                   DECEMBER 31,
                                                                                                 2002(IN MILLIONS)

Service cost.......................................................................                      $2.4
Interest cost......................................................................                       5.4
Expected return on assets..........................................................                     (7.0)

Net periodic pension cost..........................................................                      $0.8





         The following table sets forth the plans' reconciliations of projected benefit obligations, plan assets and funded status as of the date of the Transaction on July 31, 2002 to the amounts recognized in the Company's consolidated balance sheet at December 31:


                                                                                                2002(IN MILLIONS)

Projected benefit obligation at beginning of period..................................                  $226.9
Service cost.........................................................................                     2.4
Interest cost........................................................................                     5.4
Plan participants' contributions.....................................................                     0.5
Special termination benefits.........................................................                     0.8
Actuarial loss.......................................................................                    10.6
Foreign currency exchange rate change................................................                    10.1
Benefits paid........................................................................                   (3.3)

Projected benefit obligation at end of year..........................................                  $253.4


                                                                                                       $208.1
Fair value of plan assets at beginning of period.....................................
Actual return on plan assets.........................................................                    (3.8)
Employer contributions...............................................................                     3.6
Plan participants' contributions.....................................................                     0.5
Benefits paid........................................................................                   (3.3)
Foreign currency exchange rate change................................................                     8.6

Fair value of plan assets at end of year.............................................                  $213.7


                                                                                                       $(39.7)
Plan assets below projected benefit obligation.......................................
Unrecognized:
  Net loss...........................................................................                    22.2

Net accrued liability recognized at end of year......................................                 $(17.5)





         Amounts recognized in the Company's statement of financial position at December 31 were as follows:


                                                                                           2002(IN MILLIONS)

Accrued benefit liability............................................................                 $(31.8)
Prepaid benefit cost.................................................................                    13.5
Accumulated other comprehensive income...............................................                     0.8

Net accrued liability recognized at end of year......................................                 $(17.5)





         The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $125.8 million, $115.6 million and $83.8 million as of December 31, 2002.

         The assumptions used by the Company which have a significant effect on the amounts reported for pension accounting were as follows:


                                                                                                                 PERIOD FROM
                                                                                                                  INCEPTION
                                                                                                               (SEE NOTE 1) TO
                                                                                                                 DECEMBER 31,
                                                                                                                    2002

Weighted average discount rate.........................................................................                 5.6%
Weighted average rate of increase in compensation levels...............................................                 3.4%
Weighted average expected long-term rate of return on assets...........................................                 8.2%


         As a result of its bankruptcy filing, Primary was required to offer COBRA medical coverage to its U.S. retirees and their spouses who were under age 65 on the filing date. As part of the Transaction (see Note 1), the remaining amount of this liability for Primary on July 31, 2002, of approximately $3.2 million for COBRA medical coverage to retirees and their spouses, was assumed by the Company.

14. RENTAL EXPENSE AND LEASE COMMITMENTS

         The Company's minimum annual rental commitments at December 31, 2002, under noncancelable leases, principally for real estate, are payable as follows:


                                                                                                   (IN MILLIONS)

2003.................................................................................                   $13.2
2004.................................................................................                    10.5
2005.................................................................................                     5.8
2006.................................................................................                     5.8
2007.................................................................................                     5.8
2008 and thereafter..................................................................                    13.3

Total minimum lease payments.........................................................                   $54.4





         Minimum payments have not been reduced by minimum sublease rentals of $5.8 million due in the future under noncancelable subleases. Many of the leases contain renewal options and some contain escalation clauses that require payments of additional rent to the extent of increases in the related operating costs.

         Rental and lease expenses consisted of the following:


                                                                                                    PERIOD FROM
                                                                                                    INCEPTION
                                                                                                  (SEE NOTE 1) TO
                                                                                                    DECEMBER 31,
                                                                                                  2002(IN MILLIONS)

Minimum rentals....................................................................                     $11.6




         Sublease income amounted to $0.8 million for the period from Inception (see Note 1) to December 31, 2002.

15. BUSINESS

NATURE OF OPERATIONS

         The Company designs, develops, manufactures, and markets instant and digital imaging products and related products. The Company's principal products are instant film and instant cameras, which are marketed worldwide. In addition to its principal products, the Company designs, develops, manufactures and /or markets photographic hardware accessories for the instant photography market. The Company's other products and services consist of eyewear, principally sunglasses, and secure identification systems for commercial applications. The Company is currently developing and test marketing hardware and media with applications in the instant digital printing market. The Company also licenses its brand and patents to third parties.

         The Company sells its products directly to and through mass merchandisers; food, drug, discount and department stores; photo retail and specialty stores; wholesalers; original equipment manufacturers; independent agents; retail outlets and distributors. The Company also markets brand licensing contracts to manufacturers of imaging, consumer electronics and other products and technology licensing contracts to manufacturers in chemical, photographic, electronic and other industries.

Segments of Business:

         The Company's reportable segments are: the Americas Region; the International Region; Global Manufacturing; and Research and Development ("R&D"). The Company has an All Other segment that includes: the eyewear business; the commercial secure identification systems business; brand and technology licensing operations; and contract manufacturing. The Americas Region consists of sales, marketing and distribution operations in the United States of America and other countries in North and South America. The International Region consists of sales, marketing and distribution operations outside the Americas Region. Global Manufacturing consists of worldwide activities associated with manufacturing, procurement, developing manufacturing processes for new products, and inventory management. R&D consists of the research and development activities.

DRAFT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. BUSINESS

         The Company's segments are managed by senior executives who are directly responsible for all activities in the segment and report to the Company's chief operating decision-maker. The Company evaluates the performance of its segments based on profit from operations and asset management. In the regional sales and marketing segments, profit from operations is based on standard product costs excluding intercompany margins and therefore reflects contribution to worldwide Company profits from third party sales. Non-standard manufacturing costs along with the cost of developing manufacturing processes for new products are reported in the Global Manufacturing segment. For the R&D segment, research and development costs are expensed as incurred. The financial results of each segment are reviewed by the Company's chief operating decision-maker.

         The Company has one category called Corporate, which is not classified as a segment. This category includes: central marketing; centralized information systems; general and administrative functions; worldwide finished goods planning activities; and certain other corporate functions. The Corporate category also includes costs related to restructuring activities, certain incentive compensation costs and certain other non-operating items.

         Assets in the regional sales and marketing segments consist primarily of trade accounts receivable and fixed assets related to sales and administrative activities. Global Manufacturing segment assets consist primarily of worldwide inventories and fixed assets related to manufacturing facilities. The assets in the R&D segment consist of fixed assets related to the Company's research and development activities. The assets in the Corporate category include cash and cash equivalents, prepaid expenses and other assets, assets held for sale, deferred tax assets, and other non-current assets.

         The following is a summary of information related to the Company's segments for the period from Inception (see Note 1) to December 31, 2002.


                                                                                                            PERIOD FROM
                                                                                                             INCEPTION
                                                                                                          (SEE NOTE 1) TO
                                                                                                            DECEMBER 31,
                                                                                                          2002(IN MILLIONS)

NET SALES TO CUSTOMERS
Americas Region...............................................................................                    $203.0
International Region..........................................................................                     134.8
Global Manufacturing..........................................................................                        --
R&D...........................................................................................                        --
All Other.....................................................................................                      26.1

Subtotal Segments.............................................................................                     363.9
Corporate.....................................................................................                        --

  Total.......................................................................................                    $363.9



PROFIT/(LOSS) FROM OPERATIONS
Americas Region...............................................................................                     $69.3
International Region..........................................................................                      25.5
Global Manufacturing..........................................................................                    (26.5)
R&D...........................................................................................                    (13.2)
All Other.....................................................................................                       4.8

  Subtotal Segments...........................................................................                      59.9
Corporate (1).................................................................................                    (35.3)

  Total.......................................................................................                     $24.6





-------------------

(1) Profit/(loss) from operations for Corporate includes worldwide restructuring and other charges of $5.1 million.


                                                                                                                    AT
                                                                                                                DECEMBER 31,
                                                                                                             2002(IN MILLIONS)

ASSETS
Americas Region...............................................................................                     $49.3
International Region..........................................................................                      47.3
Global Manufacturing..........................................................................                     164.7
R&D...........................................................................................                        --
All Other.....................................................................................                       9.4

  Subtotal Segments...........................................................................                     270.7
Corporate.....................................................................................                     247.4

  Total.......................................................................................                    $518.1





                                                                                                                PERIOD FROM
                                                                                                                 INCEPTION
                                                                                                              (SEE NOTE 1) TO
                                                                                                                DECEMBER 31,
                                                                                                             2002(IN MILLIONS)

DEPRECIATION AND AMORTIZATION
Americas Region...............................................................................                       $--
International Region..........................................................................                        --
Global Manufacturing..........................................................................                       0.1
R&D...........................................................................................                        --
All Other.....................................................................................                        --

  Subtotal Segments...........................................................................                       0.1
Corporate.....................................................................................                        --

  Total.......................................................................................                      $0.1



EXPENDITURES FOR LONG-LIVED ASSETS
Americas Region...............................................................................                       $--
International Region..........................................................................                       0.3
Global Manufacturing..........................................................................                       5.4
R&D...........................................................................................                        --
All Other.....................................................................................                        --

  Subtotal Segments...........................................................................                       5.7
Corporate.....................................................................................                       4.7

  Total.......................................................................................                     $10.4



GEOGRAPHIC INFORMATION
NET SALES TO CUSTOMERS(1)
United States.................................................................................                    $192.5
Other foreign countries.......................................................................                     171.4

  Total.......................................................................................                    $363.9





-------------------

(1) Net sales are attributable to countries based on location of the entity recording the sale, which generally is the same as the location of the customer.

DRAFT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. BUSINESS


                                                                                                                 AT
                                                                                                            DECEMBER 31,
                                                                                                          2002(IN MILLIONS)

LONG-LIVED ASSETS
United States.................................................................................                 $9.4
Other foreign countries.......................................................................                  0.9

  Total.......................................................................................                $10.3





         The Company's principal products, which have been described above, represented approximately 90% of its net sales in the period from Inception (see Note 1) to December 31, 2002.

         Sales to one customer, Wal-Mart Stores, Inc., amounted to approximately 13% of the Company's total net sales in the period from Inception (see Note 1) to December 31, 2002. The sales to this customer were recorded primarily in the Americas Region.

16. CONTINGENCIES

         The Company owns facilities that are subject to certain federal, state and local laws and regulations relating to environmental protection, including those governing the investigation and remediation of contamination resulting from releases of hazardous substances. Certain of these laws and regulations may impose joint and several liabilities on the Company for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the disposal. The Company is not currently designated as a Potentially Responsible Party (PRP) by the United States Environmental Protection Agency or any state agency with respect to the response costs for environmental remediation at any site. There were no liabilities recorded by the Company for environmental liabilities as of December 31, 2002.

         The Company reviews its recurring internal expenditures on environmental matters, as well as capital expenditures related to environmental compliance, on a monthly basis and reviews its third-party expenditures on environmental matters on a quarterly basis. The Company believes that these expenditures have not had and will not have a material adverse effect on its financial condition or results of operations.

         On or about July 12, 2002, Stephen J. Morgan, a shareholder of Primary, filed a notice of appeal of the U.S. Bankruptcy Court order approving the Transaction. Primary, the Company, and the official committee for unsecured creditors filed a joint motion to dismiss this appeal. As of the date hereof, both the appeal and the motion to dismiss remain pending in the United States District Court for the District of Delaware. In addition, on or about July 1, 2003, William V. Cardinale and George Maiorelli filed an application seeking relief under Rule 60(b) of the Federal Rules of Civil Procedure with respect to the order of the U.S. Bankruptcy Court approving the Transaction. This application requests that the U.S. Bankruptcy Court set aside the Sale Order pursuant to Rule 60(b), asserting, among other things, that various alleged mistakes, newly discovered evidence, and fraud warrant such relief. While there can be no assurance of the outcome of this litigation, the Company does not believe that the disposition of these matters will have a material adverse effect on its results of operations or financial condition.

         The Company is involved in legal proceedings and claims arising in the normal course of business. The Company is also a party-in-interest in the bankruptcy proceedings of Primary and its domestic affiliates (the "Debtors") pending in the U.S. Bankruptcy Court. On February 10, 2003, the U.S. Bankruptcy Court entered an Order appointing an independent examiner pursuant to Sections 1104 and 1106 of the U.S. Bankruptcy Code "to investigate whether accounting methods, accounting practices and accounting irregularities alleged in certain letters to the U.S. Bankruptcy Court materially undervalued the assets of the Debtors and/or resulted in an inappropriate liquidation of the Debtors' assets." The independent examiner issued his findings on August 22, 2003 concluding that these matters did not materially undervalue and/or result in an inappropriate liquidation of the Debtors' assets. The Company believes that the disposition of these matters will not have a material adverse effect on its results of operations or financial conditions.

         On July 7, 2003, five former employees of Primary filed a complaint against Primary, the Company and OEP in the United States District Court for the District of Massachusetts on behalf of a purported class of over 100 plaintiffs. The plaintiffs claim, among other things, that the defendants violated various provisions of the Employee Retirement Income Security Act ("ERISA"), when, in connection with the Transaction, the Company allegedly interfered with certain medical, dental and life insurance benefits of certain former employees of Primary who were at the time on long-term disability. The plaintiffs seek an injunction ordering the defendants to restore their purported benefits and to pay them damages stemming from the alleged ERISA violations. The amount of damages claimed is not specified in the complaint. As of the date hereof, none of the defendants has filed an answer or other response to the complaint. While there can be no assurance of the outcome of this litigation, the Company does not believe that the disposition of these matters will have a material adverse effect on its results of operations or financial conditions.

         Following the issuance of the independent examiner's findings, former shareholders of Primary filed a lawsuit on August 26, 2003 in the United States District Court for the Southern District of New York alleging securities fraud against KPMG LLP, auditors for both Primary and the Company, as well as certain other individuals who were former officers of Primary, including the controller of the Company who was the former controller of Primary. The lawsuit alleges that the financial statements of Primary contained material misstatements and omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and that the defendants knowingly and/or recklessly caused such financial statements to be issued. The Company is not a party to this lawsuit and does not believe that the disposition of these matters will have a material adverse effect on its results of operations or financial condition.

17. SUBSEQUENT EVENTS

         The information in these consolidated financial statements and related supplementary financial information (see Note 18) has been restated to give effect to a ten (10) for one (1) stock split of the outstanding shares of Common Stock and Preferred Stock of Holding that took effect on July 24, 2003.

18. Supplementary Financial Information Quarterly Financial Data Polaroid Holding and Subsidiary Companies (in millions, except per share data) (draft unaudited)


PERIOD FROM INCEPTION (SEE NOTE 1) TO DECEMBER 31, 2002                   FIRST     SECOND       THIRD (1)     FOURTH       YEAR

Net sales............................................................        $--        $--         $152.6     $211.3     $363.9
Profit from operations...............................................        --         --             1.8       22.8       24.6
Net earnings before extraordinary item...............................        --         --             0.2       15.0       15.2
Net earnings.........................................................        --         --           123.3       14.5      137.8
Basic earnings/(loss) before extraordinary item per common share.....        --         --          (0.03)       0.42       0.39
Basic earnings per common share......................................        --         --            3.97       0.41       4.38
Diluted earnings/(loss) before extraordinary item per common share...        --         --          (0.03)       0.42       0.39
Diluted earnings per common share....................................        --         --            3.97       0.41       4.38
Cash dividends per common share......................................        --         --              --         --         --


-------------------

(1) Third quarter represents period from Company's commencement of its business operations on August 1, 2002 through September 29, 2002.

Polaroid Holding Company and Subsidiary Companies Condensed Consolidated Statement of Earnings (draft unaudited)


                                                                                                   THREE MONTH          SIX MONTH
                                                                                                   PERIOD ENDED       PERIOD ENDED
                                                                                                     JUNE 29,           JUNE 29,
                                                                                                       2003               2003
                                                                                                       ----               ----
                                                                                                (IN MILLIONS, EXCEPT SHARE AND PER
                                                                                                     SHARE DATA)

NET SALES                                                                                             $195.8             $378.8
  Cost of goods sold....................................................................                96.4              188.9
  Marketing, research, engineering and administrative expenses..........................                68.6              135.7
  Restructuring and other charges.......................................................                 1.1                1.6

TOTAL COSTS.............................................................................               166.1              326.2
PROFIT FROM OPERATIONS..................................................................                29.7               52.6
  Other expense, net....................................................................                 3.9                1.2
  Interest expense......................................................................                 0.8                1.8

EARNINGS BEFORE INCOME TAX..............................................................                25.0               49.6
  Federal, state and foreign income tax expense.........................................                 8.5               16.9

NET EARNINGS............................................................................               $16.5              $32.7


                                                                                                       $0.47              $0.94
BASIC EARNINGS PER COMMON SHARE (Note 2)................................................
DILUTED EARNINGS PER COMMON SHARE (Note 2)..............................................               $0.46              $0.93
Weighted average common shares used for basic earnings per common share calculation.....          30,769,230         30,769,230
Weighted average common shares used for diluted earnings per common share calculation...          31,486,720         31,274,440
Common shares outstanding at end of period..............................................          34,656,040         34,656,040


See accompanying notes to interim condensed consolidated financial statements.

Polaroid Holding Company and Subsidiary Companies Condensed Consolidated Balance Sheet (draft unaudited)


                                                                                                      AS OF               AS OF
                                                                                                   DECEMBER 31,          JUNE 29,
                                                                                                       2002               2003
                                                                                                       ----               ----
                                                                                                            (IN MILLIONS)

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................................               $140.0             $155.7
  Receivables less allowances of $14.8 in 2002 and $12.3 in 2003........................                105.7               94.1
   Inventories:
  Raw materials.........................................................................                 29.0               31.1
  Work-in-process.......................................................................                 88.8               98.9
  Finished goods........................................................................                 41.6               40.6

  Total inventories.....................................................................                159.4              170.6
  Assets held for sale..................................................................                 25.4               21.8
  Prepaid expenses and other current assets.............................................                 34.6               31.1

TOTAL CURRENT ASSETS....................................................................                465.1              473.3
PROPERTY, PLANT AND EQUIPMENT:
  Total property, plant and equipment...................................................                 10.4               18.2
  Less accumulated depreciation.........................................................                  0.1                0.7

NET PROPERTY, PLANT AND EQUIPMENT.......................................................                 10.3               17.5
DEFERRED TAX ASSETS.....................................................................                  5.8                6.3
OTHER NON-CURRENT ASSETS................................................................                 36.9               37.8

TOTAL ASSETS............................................................................               $518.1             $534.9



LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt.......................................................................                $17.5                $--
  Payables and accruals.................................................................                156.5              139.2
  Compensation and benefits.............................................................                 33.0               35.5
  Federal, state and foreign income taxes...............................................                 40.7               46.2

TOTAL CURRENT LIABILITIES...............................................................                247.7              220.9
NON-CURRENT PENSION LIABILITY...........................................................                 29.7               30.1
OTHER NON-CURRENT LIABILITIES...........................................................                  6.8                7.4

TOTAL LIABILITIES.......................................................................                284.2              258.4
PREFERRED STOCK, Series A 8% cumulative compounding, $.001 par value....................                 89.2               89.2
COMMON STOCKHOLDERS' EQUITY:
  Common Stock, $.001 par value.........................................................                   --                 --
  Additional paid-in capital............................................................                  3.1                3.5
  Retained earnings.....................................................................                137.8              170.5
  Accumulated other comprehensive income................................................                  3.8               13.6
  Less: Deferred compensation...........................................................                   --              (0.3)

TOTAL COMMON STOCKHOLDERS' EQUITY.......................................................                144.7              187.3

TOTAL LIABILITIES AND COMMON STOCKHOLDERS' EQUITY.......................................               $518.1             $534.9





See accompanying notes to interim condensed consolidated financial statements.

Polaroid Holding Company and Subsidiary Companies Condensed Consolidated Statement of Cash Flows (draft unaudited)


                                                                                                           SIX MONTH
                                                                                                          PERIOD ENDED
                                                                                                           JUNE 29,
                                                                                                       2003(IN MILLIONS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings................................................................................                $32.7
  Depreciation of property, plant and equipment...............................................                  0.6
  Deferred taxes..............................................................................                  0.2
  Other non-cash items........................................................................                  5.8
  Decrease in receivables.....................................................................                 13.8
  Increase in inventories.....................................................................                (6.3)
  Decrease in prepaids and other assets.......................................................                  5.7
  Decrease in payables and accruals...........................................................               (16.2)
  Increase in compensation and benefits.......................................................                  1.2
  Increase in federal, state and foreign income taxes.........................................                  3.9

  Net cash provided by operating activities...................................................                 41.4
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in other assets....................................................................                (0.9)
  Additions to property, plant and equipment..................................................                (8.2)

  Net cash used by investing activities.......................................................                (9.1)
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of short-term debt................................................................               (17.5)

  Net cash used by financing activities.......................................................               (17.5)
EFFECT OF EXCHANGE RATE CHANGES ON CASH.......................................................                  0.9

NET INCREASE IN CASH AND CASH EQUIVALENTS.....................................................                 15.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..............................................                140.0

CASH AND CASH EQUIVALENTS AT END OF PERIOD....................................................               $155.7





See accompanying notes to interim condensed consolidated financial statements.

DRAFT
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of Polaroid Holding Company and its domestic and foreign subsidiaries, all of which are either wholly owned or majority owned (collectively, "the Company"). Intercompany transactions have been eliminated. The information furnished in these interim draft unaudited financial statements reflect all normal adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the interim periods. The results of operations for the three and six month periods ending June 29, 2003, are not necessarily indicative of the results expected for the full year. The information included in the interim financial statements and notes should be read in conjunction with the draft unaudited consolidated financial statements and notes thereto for the Company for the period ended December 31, 2002.

2. EARNINGS PER SHARE

         The numerators and denominators of the basic and diluted earnings per common share computations for the Company's reported net earnings were as follows:


                                                                               THREE MONTH          SIX MONTH
                                                                              PERIOD ENDED       PERIOD ENDED
                                                                                JUNE 29,           JUNE 29,
                                                                                  2003               2003
                                                                                  ----               ----
                                                                           (IN MILLIONS, EXCEPT PER SHARE AND
                                                                                     SHARE AMOUNTS)

Net earnings.........................................................                $16.5              $32.7
Less: preferred dividends............................................                  1.9                3.7

Net earnings available to common stockholders........................                $14.6              $29.0
Weighted average number of common shares outstanding used for basic             30,769,230         30,769,230
  earning per common share...........................................
Weighted average number of shares of restricted stock outstanding....              717,490            505,210

Weighted average number of shares used for diluted earnings per common          31,486,720         31,274,440
  share..............................................................
Basic earnings per common share......................................                $0.47              $0.94
Diluted earnings per common share....................................                $0.46              $0.93


3. SHORT-TERM DEBT

         At June 29, 2003, the Company had no outstanding short-term debt under the term loan provision of its Credit Agreement. In April 2003, the Company repaid the outstanding borrowings under the term loan in full.

4. COMPREHENSIVE INCOME

         The total comprehensive income was as follows:


                                                                               THREE MONTH        SIX MONTH
                                                                              PERIOD ENDED       PERIOD ENDED
                                                                                JUNE 29,           JUNE 29,
                                                                                  2003               2003
                                                                                  ----               ----
                                                                                        (IN MILLIONS)

Net earnings.........................................................                $16.5              $32.7
Other comprehensive income:
  Foreign currency translation adjustment............................                  7.8                9.8

Total comprehensive income...........................................                $24.3              $42.5





5. SEGMENTS

         The following is a summary of information related to the Company's segments:


                                                                               THREE MONTH         SIX MONTH
                                                                              PERIOD ENDED        PERIOD ENDED
                                                                                JUNE 29,           JUNE 29,
                                                                                  2003               2003
                                                                                  ----               ----
                                                                                        (IN MILLIONS)

Net sales to customers:
  Americas Region....................................................               $112.3             $213.5
  International Region...............................................                 62.7              121.5
  Global Manufacturing...............................................                   --                 --
  R&D................................................................                   --                 --
  All Other..........................................................                 20.8               43.8

Segment net sales to customers.......................................                195.8              378.8
  Corporate..........................................................                   --                 --

Total net sales to customers.........................................               $195.8             $378.8






                                                                               THREE MONTH        SIX MONTH
                                                                              PERIOD ENDED       PERIOD ENDED
                                                                                JUNE 29,           JUNE 29,
                                                                                  2003               2003
                                                                                  ----               ----
                                                                                        (IN MILLIONS)

Profit/(loss) from operations:
  Americas Region....................................................              $42.0              $74.4
  International Region...............................................               16.7               27.2
  Global Manufacturing...............................................              (3.0)              (2.8)
  R&D................................................................              (8.5)             (15.8)
  All Other..........................................................                4.2               10.1

Segment profit from operations.......................................               51.4               93.1
  Corporate..........................................................             (21.7)             (40.5)

Total profit from operations.........................................              $29.7              $52.6





6. RESTRUCTURING AND OTHER CHARGES

         In the first six months of 2003, the Company recorded restructuring and other charges of $1.6 million. This charge was allocated to the non-segment Corporate category and represented a charge for an involuntary severance of approximately 130 employees who terminated under the Company's restructuring program. Approximately 44% of these terminations were from Global Manufacturing; approximately 34% from the Americas Region sales and marketing operations; approximately 12% from the International Region sales and marketing operations; approximately 9% from the non-segment Corporate category; and approximately 1% from R&D. These reductions were intended to further reduce the Company's cost of manufacturing and its overhead costs.

         The reserves established for the Company's restructuring severance program and the related cash and non-cash charges for the six months ended June 29, 2003, were as follows:


                                                                           SEVERANCE      EXIT COSTS     TOTAL
                                                                           ---------      ----------     -----
                                                                                       (IN MILLIONS)

Balance at January 1, 2003........................................             $8.6            $0.2      $8.8
  Restructuring charges...........................................              0.5              --       0.5
  Cash payments...................................................            (4.9)           (0.1)     (5.0)
  Non-cash items..................................................               --           (0.1)     (0.1)

Balance at March 30, 2003.........................................             $4.2              --      $4.2


                                                                                1.1              --       1.1
  Restructuring charges...........................................
  Cash payments...................................................            (2.7)              --     (2.7)

Balance at June 29, 2003..........................................             $2.6              $--     $2.6





7. NEW ACCOUNTING STANDARDS

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. The Company adopted SFAS 143 effective January 1, 2003, and this adoption did not have a material effect on its financial condition or results of operations.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, SFAS No. 145, among other things, rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from the extinguishment of debt to be classified as extraordinary items, and amends SFAS No. 13, Accounting for Leases, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted SFAS 145 effective January 1, 2003. The adoption of FAS 145 did not have a material impact on the Company's financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred, that is when it meets the definition of a liability in the FASB's conceptual framework, rather than at the date of a commitment to an exit or disposal plan. SFAS 146 establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is effective for exit and disposal activities initiated after December 31, 2002. The Company adopted SFAS 146 effective January 1, 2003, and this adoption did not have a material impact on its financial condition or results of operations.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure ("SFAS 148"), which amends FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 148 provides alternative methods of transition for a voluntary change by an entity to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The disclosures under SFAS 148 are intended to improve the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies, regardless of the accounting method used, by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, SFAS 148 will improve the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. Under SFAS 123, companies were required to make pro forma disclosures only in annual financial statements.

         The transition guidance and annual disclosure provisions of SFAS 148 were effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS 148 effective January 1, 2003, and this adoption did not have a material impact on its financial condition or results of operations.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others ("FIN 45"). FIN 45 requires the initial recognition and initial measurement, on a prospective basis only, to guarantees issued or modified after December 31, 2002. Additionally, certain disclosure requirements of FIN 45 are effective for financial statements of interim and annual periods ending after December 15, 2002. The Company adopted FIN 45 effective January 1, 2003, and this adoption did not have a material impact on its financial statements.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, relating to consolidation of certain entities. FIN 46 requires the identification of the Company's participation in variable interest entities
(VIE). FIN 46 defines VIE as entities 1) with a level of invested equity that is insufficient to fund future activities to permit them to operate on a stand alone basis, or 2) whose equity holders lack certain characteristics of a controlling financial interest. For entities identified as VIE, FIN 46 provides guidelines to evaluate for potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46 was effective for all new variable interest entities created or acquired after January 31, 2003. For VIE created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. FIN 46 also requires certain disclosures regarding interests in VIE that are deemed significant, even if consolidation is not required. The Company does not have any variable interest entities. Therefore, the Company believes the adoption of FIN 46 will not have a material impact on its financial statements.

         In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No.133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). FAS 149 has multiple effective date provisions depending on the nature of the amendments to SFAS 133, including one for contracts entered into or modified after June 30, 2003. The Company does not believe that the adoption of FAS 149 will have a material effect on its financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150") which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. For unmodified financial instruments existing at May 31, 2003, SFAS 150 is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The Company is currently evaluating the effect, if any, the provisions of SFAS 150 will have on its financial position and results of operations.

8. STOCK-BASED COMPENSATION

         In the first six months of 2003, Polaroid Holding Company sold 3,886,810 shares of its Common Stock to certain executives, officers and directors of the Company pursuant to Holding's Restricted Stock Purchase Program. These sales were exempt from registration under the Securities Act pursuant to Section 4(2) and pursuant to Rule 701 promulgated under the Securities Act. These shares contain certain rights and restrictions, including those on voting rights, transfers, sales and other matters. The estimated fair value of these shares in excess of the proceeds received of $0.4 million was recorded by the Company as deferred compensation in common stockholders' equity and will be recognized in incentive compensation expense on a straight line basis over the four year vesting period for these shares.